Exhibit T3E.2

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

In re:	Chapter 11
BROOKSTONE HOLDINGS CORP., et al.,[1]	Case No. 14-10752 (BLS)
Debtors.	(Jointly Administered)

DEBTORS’ SECOND MODIFIED JOINT CHAPTER 11 PLAN OF REORGANIZATION

Charles A. Dale III

Mackenzie L. Shea

K&L GATES LLP

State Street Financial Center

One Lincoln Street

Boston, Massachusetts 02111

Tel:   (617) 261-3100

Fax:  (617) 261-3175

-and-

Adam G. Landis (No. 3407)

Kerri K. Mumford (No. 4186)

Kimberly A. Brown (No. 5138)

LANDIS RATH & COBB LLP

919 Market Street, Suite 1800

Wilmington, DE 19801

Tel:   (302) 467-4400

Fax:  (302) 467-4450

Counsel to the Debtors

and Debtors in Possession

Dated: June 13, 2014

[1]	The Debtors in these Chapter 11 Cases, along with the last four digits of each Debtor’s federal tax identification number, are Brookstone Holdings Corp. (4638), Brookstone, Inc. (2895), Brookstone Company, Inc. (3478), Brookstone Retail Puerto Rico, Inc. (5552), Brookstone International Holdings, Inc. (8382), Brookstone Purchasing, Inc. (2514), Brookstone Stores, Inc. (2513), Gardeners Eden, Inc. (7793), Brookstone Military Sales, Inc. (2029), Big Blue Audio LLC (N/A), Brookstone Holdings, Inc. (2515), and, Brookstone Properties, Inc. (2517). The Debtors’ corporate headquarters and the mailing address for each Debtor is One Innovation Way, Merrimack, NH 03054.

ARTICLE VII PROVISIONS GOVERNING DISTRIBUTIONS		33
7.1	Disputed Claims Reserve	33
7.2	Special Rules for Distributions to Holders of Disputed Claims	33
7.3	Delivery of Distributions	33
7.4	Claims Paid or Payable by Third Parties	35

ARTICLE VIII PROCEDURES FOR RESOLVING DISPUTED CLAIMS		36
8.1	Disputed Claims Process	36
8.2	Prosecution of Objections to Claims	36
8.3	No Interest	36

ARTICLE IX EFFECT OF CONFIRMATION OF THE PLAN		37
9.1	Discharge of Claims	37
9.2	Certain Releases by the Debtors	37
9.3	Certain Releases by Holders of Claims	38
9.4	Exculpation	39
9.5	INJUNCTION	39
9.6	Protection Against Discriminatory Treatment	39
9.7	Release of Liens	39

ARTICLE X CONDITIONS PRECEDENT TO THE EFFECTIVE DATE		40
10.1	Conditions Precedent to Confirmation	40
10.2	Conditions Precedent to the Effective Date	40
10.3	Waiver of Conditions Precedent	41
10.4	Effect of Non-Occurrence of Conditions to Consummation	41

ARTICLE XI MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN		41
11.1	Modification of Plan	41
11.2	Revocation or Withdrawal of Plan	41
11.3	Confirmation of the Plan	41

ARTICLE XII RETENTION OF JURISDICTION		42

ARTICLE XIII MISCELLANEOUS PROVISIONS		43
13.1	General Settlement of Claims	43
13.2	Additional Documents	43
13.3	Payment of Statutory Fees	43
13.4	Substantial Consummation	44
13.5	Restructuring Support Advisors Fees and Expenses	44
13.6	Reservation of Rights	44
13.7	Elimination of Vacant Classes	44
13.8	Successors and Assigns	44
13.9	Service of Documents	44
13.10	Term of lnjunctions or Stays	45
13.11	Entire Agreement	45
13.12	Plan Supplement Exhibits	45
13.13	Non-Severability	45

INTRODUCTION

Brookstone Holdings Corp. and its Debtor subsidiaries in the above-captioned chapter 11 cases propose this joint plan of reorganization (the “Plan”). Each Debtor is a proponent of the Plan within the meaning of section 1129 of the Bankruptcy Code in its respective chapter 11 case. Reference is made to the Disclosure Statement for a discussion of the Debtors’ history, business, properties and operations, projections, risk factors, a summary and analysis of this Plan, and certain related matters. There are other agreements and documents, which have been or will be filed with the Bankruptcy Court (as defined below) that are referenced in the Plan or the Disclosure Statement as exhibits, Plan Supplement or otherwise. All such agreements, documents, exhibits and Plan Supplement are incorporated into and are a part of this Plan as if fully set forth herein.

ARTICLE I

DEFINED TERMS, RULES OF INTERPRETATION, COMPUTATION OF TIME, GOVERNING

LAW, AND OTHER REFERENCES

1.1	Defined Terms

Unless the context requires otherwise, the following terms shall have the following meanings when used in capitalized form herein:

1. “Administrative Expense Claim” means any right to payment constituting a cost or expense of administration of the Chapter 11 Cases under sections 503(b) and 507(a)(2) of the Bankruptcy Code including, without limitation, claims under section 503(b)(9) of the Bankruptcy Code, any actual and necessary costs and expenses of preserving any of the Estates, any actual and necessary costs and expenses of operating any of the Debtors’ businesses, any indebtedness or obligations incurred by any of the Debtors after the Petition Date in connection with the conduct of their businesses, all Professional Claims, any fees or charges assessed against any of the Estates under section 1930 of chapter 123 of title 28 of the United States Code, all wages, salaries and health and other benefits on account of services rendered after the Petition Date and Claims under any key employee incentive plan or key employee retention plan approved by order of the Bankruptcy Court, all postpetition taxes, the Break-Up Fee and Expense Reimbursement (as those terms are defined in the Bidding Procedures), and all other Claims entitled to administrative expense status pursuant to a Final Order of the Bankruptcy Court, in each case relating to the period from the Petition Date to the Effective Date but not beyond (but excluding the DIP Facility Claims and any Intercompany Claims).

2. “Additional Consenting Noteholders” means each of the beneficial owners (or investment managers or advisors for the beneficial owners) of Second Lien Notes identified on the signature pages of the Support Agreement (other than the Initial Consenting Noteholders) or that has or may become a party to the Support Agreement, in accordance with its terms, subsequent to the effectiveness of the Support Agreement.

3. “Affiliate” means with respect to any Person, any other Person who would be an Affiliate pursuant to section 101(2) of the Bankruptcy Code as well as any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract, or otherwise.

4. “Allowed” means, as to a Claim or an Interest, proof of which was timely and properly filed or, if no proof of a Claim or Interest was filed, which has been or hereafter is listed by the applicable Debtor in its Schedules, as liquidated in amount and not disputed or contingent and, in each case, as to which: (i) no objection to allowance has been interposed within the applicable period fixed by this Plan, the Bankruptcy Code, the Bankruptcy Rules, or the Bankruptcy Court, or (ii) an objection has been interposed and such Claim or Interest has been allowed, in whole or in part, by a Final Order and/or by the agreement of the holder of such Claim or Interest and the Debtors, the Reorganized Debtors, or the Distribution Trustee, as applicable; provided, however, that any Claims allowed solely for the purpose of voting to accept or reject this Plan pursuant to an order of the Bankruptcy Court shall not be considered “Allowed” hereunder. Unless otherwise specified herein or by order of the Bankruptcy Court, “Allowed” shall not, for purposes of computation of distributions under this Plan, include interest on any Allowed Claim.

5. “Assumption/Rejection Schedule” means schedules to be compiled based on the Stock Purchase Agreement setting forth the respective Executory Contracts and Unexpired Leases to be assumed or rejected as of the Effective Date under section 365 of the Bankruptcy Code and to be filed with the Bankruptcy Court and served on the non-Debtor counterparties to all Executory Contracts and Unexpired Leases as approved in the Bidding Procedures Order.

6. “Auction” means the auction conducted by the Debtors and their advisors pursuant to the Bidding Procedures.

7. “Avoidance Actions” means any and all Causes of Action that may be brought by or on behalf of the Debtors or their Estates or other authorized parties in interest under sections 502, 510, 542, 544, 545, and 547 through and including 553 of the Bankruptcy Code or similar avoidance or fraudulent transfer actions under applicable non-bankruptcy law.

8. “Ballot” means each of the ballots distributed to each holder of an Impaired Claim that is entitled to vote to accept or reject the Plan and on which such holder is to indicate, among other things, acceptance or rejection of the Plan.

9. “Bankruptcy Code” means the Bankruptcy Reform Act of 1978, as codified in title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as in effect on the Petition Date, together with all amendments and modifications thereto that are subsequently made applicable to the Chapter 11 Cases.

10. “Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware or such other court having jurisdiction over the Chapter 11 Cases.

11. “Bidding Procedures” means the bidding procedures approved by the Bidding Procedures Order.

12. “Bidding Procedures Motion” means the motion (together with all exhibits thereto), filed by the Debtors with the Bankruptcy Court on the Petition Date [Docket No. 58], seeking entry of an order: (i) authorizing the Debtors to assume the Plan Sponsorship Agreement; (ii) approving the Bidding Procedures in connection with an Auction for Plan sponsorship; (iii) approving certain stalking horse protections; and (iv) authorizing and scheduling a date and time for an Auction pursuant to such procedures.

13. “Bidding Procedures Order” means the order of the Bankruptcy Court approving the Bidding Procedures Motion entered on April 25, 2014 [Docket No. 241].

14. “Bankruptcy Rules” means: (i) the Federal Rules of Bankruptcy Procedure and the Official Bankruptcy Forms, as amended and promulgated under section 2075 of title 28 of the United States Code; (ii) the applicable Local Rules of Bankruptcy Practice and Procedure for the Bankruptcy Court; and (iii) any general or chamber rules, or standing orders governing practice and procedure issued by the Bankruptcy Court, each as in effect on the Petition Date, and each of the foregoing together with all amendments and modifications thereto that are subsequently made and as applicable to the Chapter 11 Cases or proceedings therein, as the case may be.

15. “Business Day” means any day, other than a Saturday, Sunday, or a legal holiday, as defined in Bankruptcy Rule 9006(a).

16. “Buyer Exit Credit Facility” shall have the meaning set forth in the Stock Purchase Agreement.

17. “Cash” means the legal tender of the United States of America or the equivalent thereof, including bank deposits and checks.

18. “Causes of Action” means any and all claims, actions, causes of action, choses in action, suits, debts, damages, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, judgments, remedies, rights of set-off, third-party claims, subrogation claims, contribution claims, reimbursement claims, indemnity claims, counterclaims, and crossclaims of any of the Debtors and/or the Estates, whether known or unknown, liquidated or unliquidated, fixed or contingent, matured or unmatured, disputed or undisputed, that are or may be pending on the Effective Date or commenced by the Reorganized Debtors after the Effective Date against any Entity, based in law or equity, including under the Bankruptcy Code, whether direct, indirect, derivative, or otherwise and whether asserted or unasserted as of the date of entry of the Confirmation Order.

19. “Certificate” means any instrument evidencing a Claim or an Interest.

20. “Chapter 11 Cases” means the administratively consolidated chapter 11 cases pending for the Debtors in the Bankruptcy Court.

21. “Checks In Transit” shall mean checks or wires issued by any Debtor prior to the Effective Date that have not been presented for payment or paid prior to the Effective Date.

22. “Claim” has the meaning set forth in section 101(5) of the Bankruptcy Code.

23. “Claims and Adjustment Escrow” means the escrow fund established pursuant to section 2.3 of the Stock Purchase Agreement for the purpose of holding an amount equal to 50% of the result of Effective Date Net Distributable Cash less the Overbid Amount, and which shall be governed by the Claims and Adjustment Escrow Agreement.

24. “Claims and Adjustment Escrow Agent” means U.S. Bank National Association.

25. “Claims and Adjustment Escrow Agreement” shall mean, pursuant to the Stock Purchase Agreement, the Claims and Adjustment Escrow Agreement to be executed on the Effective Date in a form mutually reasonably satisfactory to the Plan Sponsor, the Debtors, and the Requisite Noteholders.

26. “Claims and Solicitation Agent” means Kurtzman Carson Consultants LLC, or such other the claims and solicitation agent the Debtors may retain in the Chapter 11 Cases pursuant to an order of the Bankruptcy Court.

27. “Claims Register” means the official register of Claims against or Interests in the Debtors maintained by the Claims and Solicitation Agent.

28. “Class” means a category of holders of Claims or Interests under section 1122(a) of the Bankruptcy Code.

29. “Closing Cash Payment” means the cash payment of $135,700,000 to be paid by the Plan Sponsor to the Debtors under section 2.3(a) of the Stock Purchase Agreement.

30. “Closing Cash Payment Reserves” means, collectively, the following three funds, each to be administered by the Distribution Trustee, respectively, established on the Effective Date with the following amounts from the Closing Cash Payment in accordance with the Stock Purchase Agreement: (i) an estimated amount of allowable Priority Tax Claims, Administrative Expense Claims (including (a) Professional Claims and (b) the Break-Up Fee and Expense Reimbursement, which shall be paid immediately to SPB), Other Secured Claims, and Other Priority Claims, each estimated in accordance with the Stock Purchase Agreement (the items set forth in this subpart (i) being collectively referred to as the “Allowed Priority Claims Reserve”); (ii) the Wind Down Costs Reserve; and (iii) the GUC Reserve Fund, in each case, subject to the terms and conditions of the Stock Purchase Agreement.

31. “Committee” means the official committee of unsecured creditors appointed in these Chapter 11 Cases.

32. “Committee Representative” means the Person designated by the Committee to enforce the rights of the Committee and holders of General Unsecured Claims under this Plan, and to monitor the actions of the Distribution Trustee and Oversight Board with respect to such rights from and after the Effective Date.

33. “Confirmation” means the entry of the Confirmation Order on the docket of the Chapter 11 Cases.

34. “Confirmation Date” means the date on which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases within the meaning of Bankruptcy Rules 5003 and 9021.

35. “Confirmation Hearing” means the hearing(s) before the Bankruptcy Court under section 1128 of the Bankruptcy Code at which the Debtors seek entry of the Confirmation Order.

36. “Confirmation Order” means the order of the Bankruptcy Court approving the Stock Purchase Agreement and the transactions set forth therein and confirming the Plan pursuant to section 1129 of Bankruptcy Code, which order (and any exhibits, appendices and related documents) shall be in form and substance acceptable to the Debtors, the Plan Sponsor, and the Requisite Noteholders, and reasonably satisfactory to the Committee.

37. “Consenting Noteholders” means, collectively, the Initial Consenting Noteholders and the Additional Consenting Noteholders.

38. “Consummation” means the occurrence of the Effective Date.

39. “Credit Card Receivables” shall have the meaning provided in the Stock Purchase Agreement.

40. “Creditor” has the meaning set forth in section 101(10) of the Bankruptcy Code.

41. “Cure Amounts” shall mean all pre- and postpetition amounts payable pursuant to section 365(b)(1)(A) or (B) of the Bankruptcy Code as determined by an order of the Bankruptcy Court or agreed to between the applicable parties in order to effectuate the assumption of Executory Contracts and Unexpired Leases pursuant to the Confirmation Order.

42. “Cure Notice” means the schedule filed by the Debtors with the Bankruptcy Court on April 30, 2014 [Docket No. 265], and subsequently revised on May 1, 2014 [Docket No. 268], May 21, 2014 [Docket No. 378], and June 3, 2014 [Docket No. 433], and the notices sent by the Debtors to all non-Debtor counterparties to Executory Contracts and Unexpired Leases in accordance with the Bidding Procedures Order, setting forth respective Cure Amounts for each of the Executory Contracts and Unexpired Leases.

43. “Debtors” means, collectively, each of the following: Brookstone Holdings Corp.; Brookstone, Inc.; Brookstone Company, Inc.; Brookstone Retail Puerto Rico, Inc.; Brookstone International Holdings, Inc.; Brookstone Purchasing, Inc.; Brookstone Stores, Inc.; Gardeners Eden, Inc.; Brookstone Military Sales, Inc.; Big Blue Audio LLC; Brookstone Holdings, Inc.; and Brookstone Properties, Inc.

44. “Deposit Escrow” has the meaning provided in the Stock Purchase Agreement.

45. “DIP Agent” means Wilmington Savings Fund Society, FSB.

46. “DIP Budget” means the budget attached to the DIP Credit Agreement.

47. “DIP Credit Agreement” means that certain Senior Secured Super-Priority Debtor-In-Possession Credit Agreement among Brookstone Holdings Corp., the guarantors named therein, Wilmington Savings Fund Society, FSB as administrative and collateral agent and the lender parties thereto (as may be amended from time to time).

48. “DIP Facility” means that certain postpetition debtor in possession loan facility pursuant to (i) the DIP Credit Agreement and any and all documents, instruments or agreements executed or delivered in connection therewith and (ii) the Interim DIP Order and Final DIP Order, respectively.

49. “DIP Facility Claims” means any and all of the Claims, held by the DIP Agent and the DIP Lenders, against the Debtors arising under or in connection with the DIP Facility.

50. “DIP Lenders” means the lenders under the DIP Facility.

51. “Disclosure Statement” means the disclosure statement for the Plan, as may be amended, supplemented or modified from time to time with the consent of the Plan Sponsor and Requisite Noteholders, including all exhibits and schedules thereto as approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code.

52. “Disclosure Statement Order” means the order of the Bankruptcy Court approving the Disclosure Statement and the Solicitation entered on May 19, 2014 [Docket No. 362].

53. “Disputed” means as to a Claim or Interest, a Claim or Interest, or any portion thereof, that (a) is not Allowed; (b) is not yet allowed or disallowed under the Plan, the Bankruptcy Code, or a Final Order; (c) is the subject of an objection or request for estimation filed in the Bankruptcy Court and which objection or request for estimation has not been withdrawn or overruled by a Final Order of the Bankruptcy Court; or (d) is otherwise disputed by the Debtors (with the consent of the Plan Sponsor and the Requisite Noteholders), or the Distribution Trustee after the Effective Date, in accordance with applicable law, including by the listing of such Claim or Interest on the Schedules as unliquidated, disputed, or contingent, which dispute has not been withdrawn, resolved or overruled by Final Order.

54. “Distribution Trust” means, as set forth in the Stock Purchase Agreement, the grantor trust to be created on the Effective Date into which the Closing Cash Payment Reserves and certain other amounts shall be funded.

55. “Distribution Trust Agreement” means the trust agreement that establishes the Distribution Trust and governs the powers, duties, and responsibilities of the Distribution Trustee and the Oversight Board, which agreement shall be in form and substance acceptable to the Debtors, the Requisite Noteholders, and the Plan Sponsor, and reasonably acceptable to the Committee. The Distribution Trust Agreement shall be part of the Plan Supplement.

56. “Distribution Trust Assets” shall have the meaning provided in Section 5.2(a) herein.

57. “Distribution Trust Beneficiary” means a holder of an Allowed Claim that will receive distributions from the Distribution Trust pursuant to the Plan.

58. “Distribution Trust Interest” means the non-certificated beneficial interest of the Distribution Trust allocable to a Distribution Trust Beneficiary in accordance with the terms and conditions of the Distribution Trust Agreement, which may or may not be transferable.

59. “Distribution Trustee” means the Person appointed to administer the Distribution Trust with such rights, duties, and obligations as set forth in the Distribution Trust Agreement, subject to the authority of the Oversight Board.

60. “Effective Date” means the date that is one (1) Business Day after which all conditions precedent to the occurrence of the Effective Date set forth in Section 10.2 herein have been satisfied or waived in accordance with Section 10.3 herein.

61. “Effective Date Net Distributable Cash” means the Closing Cash Payment less (i) an amount to pay in full in Cash the DIP Facility Claims and (ii) amounts to be deposited into the Closing Cash Payment Reserves on the Effective Date, in each case as set forth in section 2.3 of the Stock Purchase Agreement.

62. “Entity” means a natural person, corporation, limited liability company, association, partnership (whether general or limited), joint venture, proprietorship, estate, trust, Governmental Unit or any other individual or entity, whether acting in an individual, fiduciary, representative or other capacity, including the U.S. Trustee, within the meaning of section 101(15) of the Bankruptcy Code.

63. “Equity Security” has the meaning set forth in section 101(16) of the Bankruptcy Code.

64. “Equity Sponsors” means, collectively, OSIM Brookstone Holdings, L.P. and OSIM Brookstone Holdings, Inc.

65. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

66. “Estate” means the bankruptcy estate of any Debtor created under sections 301 and 541 of the Bankruptcy Code upon the commencement of the Chapter 11 Cases.

67. “Exculpated Claim” means a Claim arising out of or related to any act or omission in connection with or relating to (a) the in-court or out-of-court efforts to implement the Transaction, the Support Agreement, the Stock Purchase Agreement, or the Plan Sponsorship Agreement; (b) the formulation, preparation, solicitation, dissemination, negotiation, or filing of the Disclosure Statement or Plan or any contract, instrument, release, or other agreement or document created or entered into in connection therewith including, but not limited to, the Support Agreement, the Stock Purchase Agreement, the Plan Sponsorship Agreement, the Auction, the Disclosure Statement, or the Plan; (c) the filing and prosecution of the Chapter 11 Cases; (d) the pursuit of Confirmation; (e) the pursuit of Consummation; (f) the administration and implementation of the Plan; and/or (g) the distribution of property under the Plan.

68. “Exculpated Party” means, collectively: (a) the Debtors; (b) the Reorganized Debtors; (c) the Second Lien Trustee; (d) the Consenting Noteholders; (e) the DIP Agent; (f) the DIP Lenders; (g) the Postpetition LC Issuer; (h) SPB; (i) the Plan Sponsor; and (j) the Committee; and in each case, the respective Related Persons of each of the foregoing Entities.

69. “Executory Contract” means a contract to which one or more of the Debtors are party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

70. “Existing Governance Documents” means the corporate governance documents related to each of the Debtors, including, but not limited to, charters, bylaws, operating agreements, or other organizational documents.

71. “Final Decree” means the decree contemplated under Bankruptcy Rule 3022.

72. “Final DIP Order” means the Final Order Pursuant to 11 U.S.C. §§ 361, 362, 363, 364 and 507, (A) Authorizing Debtors to Obtain Post-Petition Financing and Grant Senior Liens and Superpriority Claims, (B) Authorizing Use of Cash Collateral, (C) Granting Liens and Providing Superpriority Claims, (D) Granting Adequate Protection, (E) Modifying The Automatic Stay, and (F) Granting Related Relief entered April 25, 2014 [Docket No. 245].

73. “Final Order” means an order or judgment of the Bankruptcy Court (or any other court of competent jurisdiction) entered by the Clerk of the Bankruptcy Court (or such other court) on the docket in the Chapter 11 Cases (or the docket of such other court), which has not been modified, amended, reversed, vacated or stayed and as to which: (a) the time to appeal, petition for certiorari, or move for a new trial, stay, reargument, or rehearing has expired and as to which no appeal, petition for certiorari, or motion for new trial, stay, reargument, or rehearing shall then be pending; or (b) if an appeal, writ of certiorari, new trial, stay, reargument, or rehearing thereof has been sought, such order or judgment of the Bankruptcy Court (or other court of competent jurisdiction) shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied, or a new trial, stay, reargument, or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari, or move for a new trial, stay, reargument, or rehearing shall have expired, as a result of which such order shall have become final in accordance with Rule 8002 of the Bankruptcy Rules; provided, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed relating to such order, shall not cause an order not to be a Final Order.

74. “First Administrative Expense Claim Bar Date” means the bar date fixed by Order of the Bankruptcy Court, by which the holders of certain Administrative Expense Claims that are incurred or arise during the period from and after the Petition Date through and including May 31, 2014, are required to have filed an application for allowance and payment therefor.

75. “General Unsecured Claim” means a Claim that is not a DIP Facility Claim, Administrative Expense Claim, Professional Claim, Priority Tax Claim, Other Secured Claim, Other Priority Claim, Secured Claim, Section 510(b) Claim, Noteholder Claim, or Intercompany Claim.

76. “Governmental Bar Date” means the date established pursuant to Bankruptcy Rule 3002(c)(1).

77. “Governmental Unit” has the meaning set forth in section 101(27) of the Bankruptcy Code.

78. “GUC Reserve Fund” means the reserve established for the purposes of holding $2,750,000 in Cash for the benefit of holders of Allowed General Unsecured Claims subject to Section 3.2(d)(2) herein.

79. “Holdings Interests” means an Interest in Brookstone Holdings Corp. in existence prior to the Effective Date. For purposes of clarity, the term Holdings Interests does not include New Common Stock.

80. “Impaired” means, with respect to any Class of Claims or Interests, a Claim or an Interest that is impaired within the meaning of section 1124 of the Bankruptcy Code.

81. “Initial Consenting Noteholders” means each of the beneficial owners (or investment managers or advisors for the beneficial owners) of the Second Lien Notes identified on the signature pages of the Support Agreement that are also identified on Annex A of such Support Agreement.

82. “Insider” has the meaning set forth in section 101(31) of the Bankruptcy Code.

83. “Intercompany Claim” means a Claim by a Debtor against another Debtor that is reflected in the Debtors’ books and records.

84. “Intercompany Contract” means a contract between or among two or more Debtors or their direct or indirect non-Debtor subsidiaries (whether or not wholly owned by the Debtors).

85. “Intercompany Interest” means an Interest held by a Debtor.

86. “Interest” means all issued, unissued, authorized, or outstanding shares of stock and other ownership interests in any Debtor, together with any warrants, options, or contract rights to purchase or acquire such interests at any time.

87. “Interim DIP Order” means the Interim Order Pursuant to 11 U.S.C. §§ 361, 362, 363, 364 and 507, (A) Authorizing Debtors to Obtain Post-Petition Financing and Grant Senior Liens and Superpriority Claims, (B) Authorizing Use of Cash Collateral, (C) Granting Liens and Providing Superpriority Claims, (D) Granting Adequate Protection, (E) Modifying the Automatic Stay, (F) Scheduling A Final Hearing, and (G) Granting Related Relief entered April 4, 2014 [Docket No. 85].

88. “Lien” has the meaning set forth in section 101(37) of the Bankruptcy Code.

89. “New Common Stock” means the common equity in Reorganized HoldCo to be authorized and issued on the Effective Date pursuant to the Plan, which shall constitute all of the common or other capital stock of Reorganized HoldCo.

90. “New Governance Documents” means the corporate governance documents related to each of the Reorganized Debtors, including, but not limited to, charters, bylaws, operating agreements, or other organizational documents, which shall be included with the Plan Supplement and shall be in form and substance acceptable to the Plan Sponsor and reasonably acceptable to the Requisite Noteholders.

91. “Noteholder Claim” means a Claim arising under the Second Lien Notes and the Second Lien Indenture, before giving effect to the Roll-Up Amount.

92. “Noteholders Representative” means Wilmington Trust, National Association in its capacity as Second Lien Trustee and disbursing agent to holders of Noteholder Claims under the Plan.

93. “Old Brookstone Cash” means all Cash, third-party checks, wire transfers and any other funds of Debtors, and commercial paper, marketable securities, certificates of deposit and other bank deposits, treasury bills and other cash equivalents of Debtors calculated in accordance with GAAP. Old Brookstone Cash shall not include Credit Card Receivables or Wholesale Receivables, and shall be reduced by any outstanding Checks In Transit.

94. “Other Priority Claim” means a Claim other than an Administrative Expense Claim or a Priority Tax Claim entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

95. “Other Secured Claim” means a Secured Claim other than DIP Facility Claims, Noteholder Claims, or any leases treated as a capital lease in accordance with GAAP.

96. “Overbid Amount” means $11,500,000.

97. “Oversight Board” means the three (3) Person board appointed to oversee, direct and approve the actions of the Distribution Trustee in accordance with the Distribution Trust Agreement. The Oversight Board shall be comprised of: (a) one member selected by the Debtors that is reasonably acceptable to the Requisite Noteholders and the Plan Sponsor, and with any dispute as to the acceptability to be resolved by the Bankruptcy Court; (b) one member selected by the Plan Sponsor; and (c) one member selected by the Requisite Noteholders. The members of the Oversight Board will be identified in the Distribution Trust Agreement.

98. “Pension Plan” means the Brookstone Pension Plan, Amended and Restated Effective January 1, 2008, as amended.

99. “Person” has the meaning set forth in section 101(41) of the Bankruptcy Code.

100. “Petition Date” means the date on which the Debtors filed their petitions for relief commencing the Chapter 11 Cases.

101. “Plan” means this second modified joint plan of reorganization (as it may be altered, amended, modified or supplemented from time to time with the consent of the Plan Sponsor and the Requisite Noteholders, including the Plan Supplement and all exhibits, supplements, appendices and schedules), which shall be satisfactory to the Debtors, the Plan Sponsor, and the Requisite Noteholders.

102. “Plan Sponsor” means the Winning Bidder, Sailing Innovation (US) Inc.

103. “Plan Sponsorship Agreement” means that certain Plan Sponsorship Agreement, dated as of April 3, 2014, by and among the Debtors and SPB, as may be amended, supplemented, or modified from time to time in accordance with the terms thereof.

104. “Plan Supplement” means any compilation of documents and forms of documents, agreements, schedules, and exhibits to the Plan (all of which shall be in form and substance satisfactory to the Debtors, Plan Sponsor, and Requisite Noteholders, and reasonably satisfactory to the Committee), which shall be filed by the Debtors no later than ten (10) days prior to the date first scheduled for the Confirmation Hearing or such later date as may be approved by the Bankruptcy Court on notice to parties in interest, and additional documents filed with the Bankruptcy Court prior to the Effective Date as amendments to the Plan Supplement (each of which shall be in form and substance satisfactory to the Debtors, Plan Sponsor, and Requisite Noteholders, and reasonably satisfactory to the Committee).

105. “Postpetition LC Issuer” means Wilmington Savings Fund Society, FSB, in its capacity as the issuer of certain postpetition commercial, standby, or documentary letters of credit issued pursuant to the DIP Facility.

106. “Priority Tax Claim” means any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

107. “Pro Rata” means the proportion that an Allowed Claim or an Allowed Interest in a particular Class bears to the aggregate amount of all Allowed Claims or Allowed Interests in that Class.

108. “Professional” means a Person or Entity (a) employed in the Chapter 11 Cases in accordance with sections 327 and 1103 of the Bankruptcy Code pursuant to a Final Order and to be compensated for services rendered prior to or on the Effective Date pursuant to sections 327, 328, 329, 330, and 331 of the Bankruptcy Code, or (b) for which compensation and reimbursement has been Allowed by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.

109. “Professional Claim” means a Claim by a Professional seeking an award by the Bankruptcy Court of compensation and reimbursement of expenses incurred through and including the Effective Date under sections 327, 328, 330, 331, 503(b), 1103, or 1129(a)(4) of the Bankruptcy Code.

110. “Proof of Claim” means a proof of Claim filed against any of the Debtors in the Chapter 11 Cases.

111. “Purchase Price” shall have the meaning set forth in the Stock Purchase Agreement.

112. “Related Persons” means, with respect to any Person, such Person’s predecessors, successors, assigns and present and former Affiliates (whether by operation of law or otherwise) and subsidiaries, and each of the respective current and former officers, directors, principals, employees, shareholders, members, managers, management companies, advisory board members, partners, limited partners, general partners, agents, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, and other professionals and any Person claiming by or through any of them, including heirs, executors, estates, servants, and nominees.

113. “Released Parties” means, collectively, each of the following in its/their capacity as such: (a) each of the Debtors’ current and former officers and directors; (b) the Second Lien Trustee; (c) the Consenting Noteholders; (d) the DIP Agent; (e) the DIP Lenders; (f) the Postpetition LC Issuer; (g) SPB; (h) the Plan Sponsor, The Sanpower Group Co. Ltd., Sailing Capital Overseas Investments Fund L.P. and any entity managed by Sailing Capital Overseas Investments Fund, L.P. or any of its Related Persons; and (i) the Committee; and in each case, the term “Released Parties” shall include the respective Related Persons of each of the foregoing Entities.

114. “Releasing Parties” means, collectively (a) the Second Lien Trustee; (b) holders of Noteholder Claims; (c) the DIP Agent; (d) the DIP Lenders; (e) the Postpetition LC Issuer; (f) the Equity Sponsors; (g) SPB; (h) the Plan Sponsor; and (i) the Committee; provided that the term “Releasing Parties” shall not include any Related Persons of each of the foregoing Entities.

115. “Reorganized Debtor” means a Debtor (or any successor thereto by merger, consolidation, or otherwise) on and after the Effective Date.

116. “Reorganized HoldCo” means Brookstone Holdings Corp., as reorganized pursuant to and under the Plan, or any successor thereto, by merger, consolidation, or otherwise, on or after the Effective Date.

117. “Reorganized HoldCo Notes” means the notes to be issued by Reorganized HoldCo bearing interest of 10.00% per annum and in the aggregate principal amount of $10,000,000, subject to such other terms and conditions as may be set forth in definitive documentation to be filed with the Plan Supplement.

118. “Requisite Noteholders” means, at any time of determination, Initial Consenting Noteholders who collectively hold at least 70% in principal amount of the Second Lien Notes then held by the Initial Consenting Noteholders in the aggregate. The agreements, consents, decisions, directions, acceptances or approvals of the Requisite Noteholders with respect to the matters set forth in the Support Agreement, the Term Sheet, and the Plan shall be binding on all Consenting Noteholders.

119. “Requisite Noteholders Representative” means a representative designated in writing by the Requisite Noteholders at least five (5) days prior to the Effective Date for the specified purposes set forth in the Plan, the Claims and Adjustment Escrow Agreement, and the Stock Purchase Agreement.

120. “Requisite Noteholders Representative Cash Reserve” means the reserve established on the Effective Date in an amount to be determined by the Requisite Noteholders but not to exceed an amount unanimously agreed upon by the Debtors, the Plan Sponsor, and Requisite Noteholdes (with any dispute amongst those parties to be resolved by the Bankruptcy Court), to be held and administered by the Distribution Trustee (provided that such administration of this reserve shall not be subject to any discretion of the Oversight Board) and maintained in a segregated account, to pay the fees, costs, and expenses incurred by, and any indemnification of, the Requisite Noteholders Representative, including, without limitation, any legal, accounting and consultant fees and expenses, incurred in connection with the discharge of its duties and responsibilities under this Plan, the Claims and Adjustment Escrow Agreement and the Stock Purchase Agreement, and which reserve shall be “carved-out” from the Effective Date Net Distributable Cash amount to be transferred to the Noteholders Representative pursuant to section 2.3(c)(ii) of the Stock Purchase Agreement.

121. “Restructuring Support Advisors” means: (i) Stroock & Stroock & Lavan LLP; (ii) Young Conaway Stargatt & Taylor, LLP; and (iii) Alvarez & Marsal.

122. “Roll-Up Amount” means the aggregate principal amount of Second Lien Notes, previously held by certain holders of the Second Lien Notes, which have been deemed rolled up into Tranche B Rollover Loans (as defined in the DIP Facility) in accordance with and subject to the terms of the DIP Facility.

123. “Schedules” means the schedules of assets and liabilities, the list of holders of Interests and the statements of financial affairs and such other documents filed by each of the Debtors under section 521 of the Bankruptcy Code and Bankruptcy Rule 1007, and all amendments pursuant to Bankruptcy Rule 1009 and modifications thereto through the Confirmation Date.

124. “Second Lien Indenture” means that certain Indenture, dated as of October 26, 2010, by and among Brookstone Company, Inc., the Guarantors (defined therein), and Wilmington Trust, National Association as successor trustee and collateral agent.

125. “Second Lien Notes” means the 13.00% Second Lien Senior Secured Notes due 2014 issued by Brookstone Company, Inc. and guaranteed by Brookstone, Inc. and the Subsidiary Guarantors (defined in the Second Lien Indenture), in an original aggregate principal amount of $125,612,000 pursuant to the Second Lien Indenture.

126. “Second Lien Trustee” means Wilmington Trust, National Association in its capacity as the successor trustee under the Second Lien Indenture.

127. “Section 510(b) Claim” means a Claim against the Debtors arising from rescission of a purchase or sale of a security of the Debtors or an Affiliate, for damages arising from the purchase or sale of such a security, or for reimbursement or contribution allowed under section 502 of the Bankruptcy Code on account of such a Claim.

128. “Secured Claim” means a Claim (a) secured by a Lien on property of an Estate to the extent of the value of such property, as determined in accordance with section 506(a) of the Bankruptcy Code, or (b) subject to a valid right of setoff.

129. “Securities Act” means, as may be amended from time to time, the Securities Act of 1933, 15 U.S.C. §§ 77a-77aa, and any similar federal, state, or local law. References herein to specific provisions of the Securities Act include any similar provisions of federal, state, or local law.

130. “Security” has the meaning set forth in section 2(a)(1) of the Securities Act.

131. “Solicitation” means the solicitation of votes in connection with the Plan pursuant to sections 1125 and 1126 of the Bankruptcy Code.

132. “SPA” means that certain stock purchase agreement between the Debtors and SPB, dated April 3, 2014, which was attached as Exhibit A to the Plan Sponsorship Agreement, as may be amended, modified, or supplemented in accordance with the terms thereof (other than an amendment, modification, or supplement that increases the consideration to an amount greater than the consideration set forth in the SPA as of April 3, 2014).

133. “SPB” means SPB Acquisition LLC.

134. “Stock Purchase Agreement” means that certain stock purchase agreement between the Debtors and the Plan Sponsor dated as of June 5, 2014, as it may be amended from time to time.

135. “Stores” means, collectively, the stores operated by the Debtors set forth in the schedules of the Stock Purchase Agreement.

136. “Store Cash Retention” means all Old Brookstone Cash as of the Effective Time (as defined in the Stock Purchase Agreement) located at any of the Stores for cash register operations and on deposit in each Store’s local operating bank account as of the Effective Time in an aggregate amount of up to $850,000.

137. “Support Agreement” means that certain Restructuring Support Agreement, dated as of April 3, 2014, by and among the Debtors, the Equity Sponsors, and the Consenting Noteholders, as may be amended, supplemented or modified from time to time in accordance with the terms thereof.

138. “Term Sheet” means that certain Restructuring Term Sheet attached as Exhibit A to the Support Agreement, as may be amended, supplemented or modified from time to time in accordance with the terms thereof.

139. “Transaction” means the reorganization and restructuring of the Debtors as contemplated by the Term Sheet, the Stock Purchase Agreement, the Support Agreement, and the Plan.

140. “Transaction Expenses” means all fees, costs and expenses of each of the Initial Consenting Noteholders (including, without limitation, all reasonable and documented fees (including success or completion fees), costs, expenses and disbursements of the Restructuring Support Advisors), in each case, solely in connection with the negotiation, formulation, preparation, execution, delivery, implementation and consummation of the Support Agreement, the Term Sheet, this Plan and the other Plan Documents (as defined in the Support Agreement), the transactions contemplated hereunder and under the Term Sheet and the DIP Term Sheet (as defined in the Support Agreement), and all transactions related hereto and thereto.

141. “Unclaimed Distribution” means any distribution under the Plan on account of an Allowed Claim to a holder that has not: (a) accepted a particular distribution or, in the case of distributions made by check, negotiated such check; (b) given notice to the Distribution Trustee of an intent to accept a particular distribution; (c) responded to the Distribution Trustee’s requests for information necessary to facilitate a particular distribution; or (d) taken any other action necessary to facilitate such distribution.

142. “Unexpired Lease” means a lease of nonresidential real property to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

143. “Unimpaired” means a Class of Claims or Interests that is not impaired within the meaning of section 1124 of the Bankruptcy Code.

144. “Wholesale Receivables” shall have the meaning provided in the Stock Purchase Agreement.

145. “Wind Down Budget” means the budget mutually agreed to by the Plan Sponsor, the Requisite Noteholders, and the Debtors, and reasonably acceptable to the Committee.

146. “Wind Down Costs Reserve” means $800,000 to be allocated to the fees, costs and expenses for winding down the Chapter 11 Cases and the Estates after the Effective Date, as set forth in the Wind Down Budget.

147. “Winning Bid” shall have the meaning provided in the Bidding Procedures.

148. “Winning Bidder” means the Plan Sponsor.

1.2	Rules of Interpretation

For purposes of the Plan, the following rules of interpretation apply: (a) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and the neuter gender; (b) unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions; (c) unless otherwise specified, any reference herein to an existing document, schedule, or exhibit, shall mean such document, schedule, or exhibit, as it may have been or may be amended, modified, or supplemented; (d) unless otherwise specified, all references herein to “Articles” are references to Articles hereof or hereto; (e) the words “herein,” “hereof,” and “hereto” refer to the Plan in its entirety rather than to any particular portion of the Plan; (f) captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (g) unless otherwise specified herein, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; and (h) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to such term in the Bankruptcy Code or the Bankruptcy Rules, as applicable.

1.3	Computation of Time

Bankruptcy Rule 9006(a) applies in computing any period of time prescribed or allowed herein. If the date on which a transaction may occur pursuant to this Plan shall occur on a day that is not a Business Day, then such transaction shall instead occur on the next succeeding Business Day.

1.4	Governing Law

Except to the extent the Bankruptcy Code or Bankruptcy Rules apply, and subject to the provisions of any contract, lease, instrument, release, indenture, or other agreement or document entered into expressly in connection herewith, the rights and obligations arising hereunder shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without giving effect to conflict-of-laws principles.

1.5	Reference to Monetary Figures

All references in the Plan to monetary figures refer to currency of the United States of America, unless otherwise expressly provided.

1.6	Reference to the Debtors or Reorganized Debtors

Except as otherwise specifically provided in the Plan to the contrary, references in the Plan to the Debtors or to the Reorganized Debtors mean the Debtors and the Reorganized Debtors, as applicable, to the extent the context requires.

ARTICLE II

DIP FACILITY, ADMINISTRATIVE EXPENSE, AND PRIORITY CLAIMS

In accordance with section 1123(a)(l) of the Bankruptcy Code, DIP Facility Claims, Administrative Expense Claims, Professional Claims, and Priority Tax Claims have not been classified and thus are excluded from the Classes of Claims set forth in Article III.

2.1	DIP Facility Claims

All DIP Facility Claims are and shall be deemed Allowed Claims and, on the Effective Date, each holder of an Allowed DIP Facility Claim shall receive, in full and final satisfaction of such Claim, an amount of Cash equal to the amount of such Claim (including, without limitation, all outstanding principal and accrued but unpaid interest, costs, fees and expenses owing as of the Effective Date, or any other amounts due and owing under the DIP Facility).

2.2	Administrative Expense Claims

To the extent not previously paid during the Chapter 11 Cases, each holder of an Allowed Administrative Expense Claim (other than holders of Professional Claims and Claims for fees and expenses pursuant to 28 U.S.C. § 1930 accruing after the Effective Date) shall receive, in full and final satisfaction of such Claim, an amount of Cash equal to the amount of such Allowed Administrative Expense Claim on the later of (x) the Effective Date or as soon as reasonably practicable thereafter, or (y) the date (i) such Administrative Expense Claim becomes due and Allowed or as otherwise Allowed by the Bankruptcy Court, or (ii) the amount of the Claim is otherwise agreed to by the Debtors (with the consent of the Plan Sponsor and the Requisite Noteholders), or the Distribution Trustee, from and after the Effective Date, and such holder. Allowed Administrative Expense Claims shall be paid first from funds on hand in the Closing Cash Payment Reserves, and to the extent that the Closing Cash Payment Reserves are insufficient to pay such Claims in full, then from the Claims and Adjustment Escrow.

Unless subject to the First Administrative Expense Claim Bar Date, any request for allowance and payment of Administrative Expense Claims (other than Professional Claims and Claims for fees and expenses pursuant to 28 U.S.C. § 1930) arising, accruing, or otherwise becoming due and payable from June 1, 2014 through the Effective Date must be filed pursuant to the procedures specified in the Confirmation Order and the notice of entry of the Confirmation Order (as applicable) no later than (30) days after the Effective Date or otherwise be forever barred, estopped, and enjoined from asserting such Administrative Expense Claim against the Debtors and Reorganized Debtors and their respective Estates and property, the Plan Sponsor, the Distribution Trust, the Claims and Adjustment Escrow or otherwise, and such Administrative Expense Claim shall be deemed discharged as of the Effective Date.

2.3	Professional Claims

To the extent not previously paid during the Chapter 11 Cases, all requests for payment of Professional Claims must be filed no later than 30 days after the Effective Date. The Bankruptcy Court shall determine the Allowed amounts of such Professional Claims after notice and a hearing in accordance with the procedures established by the Bankruptcy Code, the Bankruptcy Rules, or order of the Bankruptcy Court. The Distribution Trustee shall pay Professional Claims in Cash in the amount allowed by the Court within three (3) days of allowance. From and after the Effective Date, any requirement that Professionals comply with sections 327 through 331 and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Reorganized Debtors or the Distribution Trustee may employ and pay any Professional in the ordinary course of business without any further notice to, or action, order, or approval of, the Bankruptcy Court. Allowed Professional Claims shall be paid first from funds on hand in the Closing Cash Payment Reserves, and to the extent that the Closing Cash Payment Reserves are insufficient to pay such Claims in full, then from the Claims and Adjustment Escrow.

2.4	Priority Tax Claims

To the extent not previously paid during the Chapter 11 Cases, each holder of an Allowed Priority Tax Claim shall receive, in full and final satisfaction of such Claim, an amount of Cash equal to the amount of such Allowed Priority Tax Claim on the later of (x) the Effective Date or as soon as reasonably practicable thereafter, or (y) the date (i) such Priority Tax Claim becomes due and Allowed or as otherwise Allowed by the Bankruptcy Court, or (ii) the amount of the Claim is otherwise agreed to by the Debtors (with the consent of the Requisite Noteholders and the Plan Sponsor) or the Distribution Trustee, from and after the Effective Date, and such holder. Allowed Priority Tax Claims shall be paid first from funds on hand in the Closing Cash Payment Reserves, and to the extent that the Closing Cash Payment Reserves are insufficient to pay such Claims in full, then from the Claims and Adjustment Escrow.

ARTICLE III

CLASSIFICATION, TREATMENT, AND VOTING OF CLAIMS AND INTERESTS

3.1	Classification of Claims and Interests

The Plan constitutes a separate Plan with respect to each Debtor. Except for the Claims addressed in Article II, all Claims and Interests are classified in the Classes set forth below in accordance with section 1122 of the Bankruptcy Code. A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest qualifies within the description of such other Classes. A Claim or Interest is also classified in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim or Interest is an Allowed Claim or Interest in that Class and has not been paid, released, or otherwise satisfied prior to the Effective Date.

Below is a chart assigning each Class a number for purposes of identifying each separate Class:

Class	Claim or Interest	Status	Voting Rights

1	Other Secured Claims	Unimpaired	Presumed to Accept

2	Other Priority Claims	Unimpaired	Presumed to Accept

3	Noteholder Claims	Impaired	Entitled to Vote

4	General Unsecured Claims	Impaired	Entitled to Vote

5A	Holdings Interests	Impaired	Presumed to Reject

5B	Intercompany Interests	Unimpaired	Presumed to Accept

6	Section 510(b) Claims	Impaired	Presumed to Reject

3.2	Treatment of Classes of Claims and Interests

Except to the extent that a holder of an Allowed Claim or Interest, as applicable, agrees to a less favorable treatment, such holder shall receive under the Plan the treatment described below in full and final satisfaction, settlement, release and discharge of and in exchange for such holder’s Allowed Claim against or Interest in each Debtor, as applicable. Unless otherwise indicated, the holder of an Allowed Claim or Interest, as applicable, shall receive such treatment on the Effective Date, or as soon as practicable thereafter.

(a)	Class 1-Other Secured Claims

(1)	Classification: Class 1 consists of any Other Secured Claims against any Debtor.

(2)

Treatment: Each holder of an Allowed Other Secured Claim shall receive, at the option of the Debtors (with the consent of the Plan Sponsor and the Requisite Noteholders) or Distribution Trustee, as applicable, receive one of the following methods of treatment: (a) an amount of Cash equal to the due and unpaid portion of such Allowed Other Secured Claim on the later of (x) the Effective Date or as soon as reasonably practicable thereafter, or (y) the date (i) such Other Secured Claim becomes due and Allowed or otherwise Allowed by the Bankruptcy Court, or (ii) the amount of the Claim is otherwise agreed to by the Debtors (with the consent of the Plan Sponsor and the Requisite Noteholders) or, from and after the Effective Date, the Distribution Trustee and such holder; (b) a return of the holder’s collateral securing such Other Secured Claim; (c) such treatment required under section 1124(2) of the Bankruptcy Code for such Other Secured Claim to be rendered unimpaired; or (d) such other treatment as agreed to by the Debtors (with the consent of the Plan Sponsor and the Requisite Noteholders) or Distribution Trustee, after the Effective Date, and the holder of such Other

Secured Claim. Cash payments made to holders of Allowed Other Secured Claims shall be paid first from funds on hand in the Closing Cash Payment Reserves, and to the extent that the Closing Cash Payment Reserves are insufficient to pay such amounts in full, then from the Claims and Adjustment Escrow.

(3)	Voting: Class 1 is Unimpaired. Holders of Allowed Other Secured Claims are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code. Holders of Allowed Other Secured Claims are not entitled to vote to accept or reject the Plan.

(b)	Class 2-Other Priority Claims

(1)	Classification: Class 2 consists of any Other Priority Claims against any Debtor.

(2)	Treatment: Each holder of an Allowed Other Priority Claim shall receive an amount of Cash equal to the amount of such Allowed Other Priority Claim on the later of (x) the Effective Date or as soon as reasonably practicable thereafter, or (y) the date (i) such Other Priority Claim becomes due and Allowed or otherwise Allowed by the Bankruptcy Court, or (ii) the amount of the Claim is otherwise agreed to by the Debtors (with the consent of the Plan Sponsor and Requisite Noteholders) or, from and after the Effective Date, the Distribution Trustee and such holder. Allowed Other Priority Claims shall be paid first from funds on hand in the Closing Cash Payment Reserves, and to the extent that the Closing Cash Payment Reserves are insufficient to pay such Claims in full, then from the Claims and Adjustment Escrow.

(3)	Voting: Class 2 is Unimpaired. Holders of Allowed Other Priority Claims are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code. Holders of Allowed Other Priority Claims are not entitled to vote to accept or reject the Plan.

(c)	Class 3-Noteholder Claims

(1)	Classification: Class 3 consists of any Noteholder Claims against each of the Debtors except Brookstone Holdings Corp.

(2)	Allowance: On the Effective Date, Noteholder Claims shall be deemed Allowed Claims in the aggregate principal amount of $125,612,000, plus all accrued but unpaid interest, fees, costs, charges, or other amounts outstanding as of the Petition Date arising under the Second Lien Indenture or the Second Lien Notes, less the Roll-Up Amount.

(3)	Treatment: With respect to such holder’s Allowed Noteholder Claim (after giving effect to the reduction in respect of such holder’s Roll-Up Amount, if applicable), each holder of an Allowed Noteholder Claim shall receive, through the Noteholders Representative, on the Effective Date or as soon as reasonably practicable thereafter, in full and final satisfaction of such Claim, including any unsecured portion of such Claim, and any interest, fees, costs or charges or other amounts outstanding as of the Petition Date, such holder’s Pro Rata share of the following:

(i)	the Old Brookstone Cash as of 12:01 a.m. (eastern daylight time) on the Effective Date less the Store Cash Retention;

(ii)	that portion of the Effective Date Net Distributable Cash provided for in section 2.3(c)(ii) of the Stock Purchase Agreement less the amount of the Requisite Noteholders Representative Cash Reserve;

(iii)	the Reorganized HoldCo Notes as soon as reasonably practicable after the indenture related thereto becomes qualified pursuant to section 307 of the Trust Indenture Act of 1939 (the “TIA”);

(iv)	upon the date that is the later of ninety (90) days after the Effective Date and the Governmental Bar Date, an amount equal to the lesser of (A) 40% of the amount initially deposited into the Claims and Adjustment Escrow, and (B) the then remaining amount of the Claims and Adjustment Escrow;

(v)	upon the date that is one hundred eighty (180) days after the Effective Date, an amount equal to the all then remaining available amounts in the Claims and Adjustment Escrow; and

(vi)	the residual interest in the Distribution Trust.

With respect to any release of any portion of the Claims and Adjustment Escrow, the amount remaining available for release from the Claims and Adjustment Escrow shall not include any amount subject to any pending Escrow Disbursement Request (as defined in Section 2.5(c) of the Stock Purchase Agreement). At such time that any such Claims subject to a pending Escrow Disbursement Request are resolved, the amount that is subject to such Escrow Disbursement Request remaining after payment to the Plan Sponsor shall be released to the Noteholders Representative for distribution pursuant to the Plan and the Second Lien Indenture.

Except for the GUC Reserve Fund (as to which the holders of Allowed Noteholders Claims shall have no right, title or interest), to the extent all Claims and other liabilities for which a particular reserve established as part of the Closing Cash Payment Reserves have been satisfied in accordance with the Plan and Stock Purchase Agreement, any remaining amount of such reserve shall be released in accordance with the Distribution Trust Agreement in connection with entry of a Final Decree to the Noteholders Representative for distribution pursuant to the Plan and the Second Lien Indenture.

(4)	Voting: Class 3 is Impaired. Holders of Allowed Noteholder Claims are entitled to vote to accept or reject the Plan.

(d)	Class 4-General Unsecured Claims

(1)	Classification: Class 4 consists of any General Unsecured Claims against any Debtor.

(2)	Treatment: Each holder of an Allowed General Unsecured Claim, shall receive an amount of Cash equal to such holder’s Pro Rata share of the GUC Reserve Fund on the later of (x) the Effective Date or as soon as reasonably practicable thereafter, or (y) the date such General Unsecured Claim becomes due and Allowed. The Distribution Trustee shall be responsible for making the distributions provided for in this Section 3.2(d)(2).

(3)	Voting: Class 4 is Impaired. Holders of Allowed General Unsecured Claims are entitled to vote to accept or reject the Plan.

(e)	Class 5A-Holdings Interests

(1)	Classification: Class 5A consists of any Holdings Interests.

(2)	Treatment: On the Effective Date, all Holdings Interests shall be fully extinguished and discharged without any further action. Holders of Holdings Interests shall not be entitled to receive or retain any property under the Plan.

(3)	Voting: Class 5A is Impaired. Holders of Holdings Interests are conclusively presumed to have rejected the Plan. Holders of Holdings Interests are not entitled to vote to accept or reject the Plan.

(f)	Class 5B-Intercompany Interests

(1)	Classification: Class 5B consists of any Intercompany Interests.

(2)	Treatment: Each holder of an Allowed Intercompany Interest shall have its Allowed Intercompany Interest reinstated and rendered Unimpaired in accordance with section 1124(2) of the Bankruptcy Code.

(3)	Voting: Class 5B is Unimpaired. Holders of Allowed Intercompany Interests are not entitled to vote to accept or reject the Plan.

(g)	Class 6-Section 510(b) Claims

(1)	Classification: Class 6 consists of any Section 510(b) Claims against any Debtor.

(2)	Allowance: Notwithstanding anything in the Plan to the contrary, a Section 510(b) Claim (if any) may only become Allowed by Final Order of the Bankruptcy Court.

(3)	Treatment: On the Effective Date, all Allowed Section 510(b) Claims shall be fully extinguished and discharged without any further action. Holders of Allowed Section 510(b) Claims shall not be entitled to receive or retain any property under the Plan.

(4)	Voting: Class 6 is Impaired. Holders (if any) of Allowed Section 510(b) Claims are conclusively presumed to have rejected the Plan. Holders (if any) of Allowed Section 510(b) Claims are not entitled to vote to accept or reject the Plan.

3.3	Special Provision Governing Unimpaired Claims

Except as otherwise provided in the Plan, nothing under the Plan shall affect the Debtors’ or the Reorganized Debtors’ rights regarding any Unimpaired Claim, including all rights regarding legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claim.

ARTICLE IV

ACCEPTANCE OR REJECTION OF PLAN

4.1	Impaired Classes of Claims and Interests Entitled to Vote

Subject to Section 4.3 of the Plan, Claim and Interest holders in each Impaired Class of Claims or Interests are entitled to vote as a class to accept or reject the Plan.

4.2	Acceptance by an Impaired Class

In accordance with section 1126(c) of the Bankruptcy Code and except as provided in section 1126(e) of the Bankruptcy Code, an Impaired Class of Claims shall have accepted the Plan if the Plan is accepted by the holders of at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of the Allowed Claims of such Class that have timely and properly voted to accept or reject the Plan.

4.3	Presumed Acceptances by Unimpaired Classes

Classes 1, 2, and 5B are Unimpaired by the Plan. Under section 1126(f) of the Bankruptcy Code, such Claim holders are conclusively presumed to accept the Plan, and the votes of such Claim holders will not be solicited.

4.4	Classes Presumed to Reject Plan

Holders of Claims and Interests in Classes 5A and 6 are not entitled to receive or retain any property under the Plan. Under section 1126(g) of the Bankruptcy Code, Classes 5A and 6 are presumed to reject the Plan, and Classes 5A and 6 will not be solicited.

4.5	Summary of Classes Voting on the Plan

As a result of the provisions of Sections 4.3 and 4.4 of this Plan, the votes of holders of Claims in Classes 3 and 4 will be solicited with respect to this Plan.

4.6	Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code

To the extent that any Impaired Class rejects the Plan or is presumed to have rejected the Plan, the Debtors will request confirmation of the Plan under section 1129(b) of the Bankruptcy Code.

ARTICLE V

PROVISIONS FOR IMPLEMENTATION OF THE PLAN

5.1	Consummation of Transactions

On or prior to the Effective Date, the Debtors or the Reorganized Debtors, as the case may be, the Plan Sponsor, and any other party to the Transaction shall take all actions that are necessary or appropriate to effectuate the Transaction, including, but not limited to:

(a) the Debtors and the Plan Sponsor shall consummate the Stock Purchase Agreement and the Reorganized Debtors shall issue 100% of the New Common Stock to the Plan Sponsor in consideration for the Plan Sponsor’s payment and/or delivery of the Closing Cash Payment for distribution pursuant to the Plan;

(b) all New Governance Documents shall be executed; and

(c) Allowed DIP Facility Claims shall be paid in full in Cash on the Effective Date.

(d) the Debtors shall establish the Distribution Trust and appoint of the Distribution Trustee through the execution of the Distribution Trust Agreement for purposes of: (i) receiving the Distribution Trust Assets (defined in Section 5.2(a) herein); (ii) making distributions in accordance with the Plan and the Distribution Trust Agreement; and (iii) reviewing, resolving, compromising, and objecting to Claims to the extent necessary;

(e) the Closing Cash Payment Reserves shall be transferred to the Distribution Trust;

(f) the Debtors shall establish the Claims and Adjustment Escrow and appoint the Claims and Adjustment Escrow Agent through the execution of the Claims and Adjustment Escrow Agreement;

(g) an amount equal to fifty percent (50%) of the result of the Effective Date Net Distributable Cash less the Overbid Amount shall be deposited with the Claims and Adjustment Escrow Agent;

(h) the Plan Sponsor shall transfer that portion of the Effective Date Net Distributable Cash remaining after the funding of the Claims and Adjustment Escrow to the Noteholders Representative in accordance with section 2.3(c)(ii) of the Stock Purchase Agreement;

(i) the Reorganized Debtors shall execute all necessary documentation in connection with the Buyer Exit Credit Facility; and

(j) the Debtors or Reorganized Debtors will cause the indenture concerning the Reorganized Holdco Notes to become qualified pursuant to Section 307 of the TIA, and the Reorganized Debtors shall issue the Reorganized HoldCo Notes as soon as reasonably practicable after the indenture is so qualified.

5.2	Distribution Trust

Pursuant to the Stock Purchase Agreement, the Debtors shall establish a Distribution Trust in accordance with this Section 5.2.

(a)	Creation of the Distribution Trust

On the Effective Date or immediately prior thereto, the Distribution Trust shall be created and established by the execution and delivery of the Distribution Trust Agreement. On the Effective Date, the following shall be deemed irrevocably transferred to the Distribution Trust, for and on behalf of the Distribution Trust Beneficiaries, with no reversionary interest in the Debtors (collectively, the “Distribution

Trust Assets”), free of all Liens, Claims, and encumbrances: (i) the Closing Cash Payment Reserves; (ii) all of the Debtors’ rights, if any pursuant to the Stock Purchase Agreement, in and to the Claims and Adjustment Escrow; (iii) all of the Debtors’ other rights and defenses as the seller under the Stock Purchase Agreement; (iv) all of the Debtors’ rights and defenses arising out of or directly related to any executory contract or unexpired lease rejected by the Debtors or by the terms of the Plan, against the other party to such contract or lease (subject to the Reorganized Debtors’ retention of Causes of Action); and (v) any rights, Claims, Causes of Action, and defenses of the Debtors with respect to any Proof of Claim or other Claim (subject to the Reorganized Debtors’ retention of Causes of Action).

(b)	Purpose of Distribution Trust

The Distribution Trust shall be established for the sole purpose of liquidating and distributing the Distribution Trust Assets and winding up the remaining affairs of the Estates in accordance with Treas. Reg. § 301.7701-4(d), with no objective to continue or engage in the conduct of a trade or business.

(c)	Administration of the Distribution Trust

The Distribution Trust shall be administered by the Distribution Trustee pursuant to the Distribution Trust Agreement and the Plan. All accounts established by the Distribution Trust shall be maintained at U.S. Bank National Association. In the event of an inconsistency between the Plan and a Distribution Trust Agreement, the Plan shall control.

(d)	Powers of the Distribution Trustee

The Distribution Trustee, subject to the terms and conditions of the Distribution Trust Agreement, may retain, without further application to, or further order of, the Bankruptcy Court, such law firms, accounting firms, experts, advisors, consultants, or other professionals as it may deem necessary, in its discretion, to aid in the performance of its responsibilities. The Distribution Trustee may seek to retain professionals who have represented the Debtors, the Estates, and/or creditors, subject to the terms and conditions of the Distribution Trust Agreement. Compensation and reimbursement of expenses of professionals may be paid, without application to, or further order of, the Bankruptcy Court. The Distribution Trustee shall also be authorized to hire or retain former employees of the Debtors at reasonable rates of compensation as it may deem necessary, in its discretion, and at the sole expense of the Distribution Trust, to aid in the performance of its responsibilities, subject to the terms and conditions of the Distribution Trust Agreement. The Distribution Trust Agreement may provide usual and customary limitation of liability and indemnification provisions in favor of the Distribution Trustee. All such fees and expenses referred to in this Section shall be payable solely from the Wind Down Costs Reserve and in accordance with the Wind Down Budget.

(e)	Cash Investments

All Cash held by the Distribution Trustee shall be held in a non-interest-bearing account at U.S. Bank National Association and shall not be invested or reinvested.

(f)	Federal Income Tax Treatment of Distribution Trust

Subject to definitive guidance from the Internal Revenue Service or a court of competent jurisdiction to the contrary (including the receipt of an adverse determination by the Internal Revenue Service upon audit if not contested by such Distribution Trustee), for all United States federal income tax purposes, all parties (including, without limitation, the Debtors, the Distribution Trustee and Distribution Trust Beneficiaries) shall treat the transfer of Distribution Trust Assets to the Distribution Trust as (1) a transfer of Distribution Trust Assets (subject to any obligations relating to those assets) directly to Distribution Trust Beneficiaries (other than to the extent Distribution Trust Assets are allocable to Disputed Claims), followed by (2) the transfer by such beneficiaries to a Distribution Trust of Distribution Trust Assets in exchange for Distribution Trust Interests. Accordingly, except in the event of contrary definitive guidance, Distribution Trust Beneficiaries shall be treated for United States federal income tax purposes as the grantors and owners of their respective share of Distribution Trust Assets (other than such Distribution Trust Assets as are allocable to Disputed Claims). The foregoing treatment shall also apply, to the extent permitted by applicable law, for state and local income tax purposes. For the purpose of this Section 5.2(f), the terms “party” and “Distribution Trust Beneficiary” shall not include the United States or any agency or department thereof, or any officer or employee thereof acting in such capacity.

(g)	Tax Reporting

(1)	The Distribution Trustee shall file tax returns for the Distribution Trust treating such Distribution Trust as a grantor trust pursuant to Treas. Reg. § 1.671-4(a) and in accordance with this Section 5.2(g)(1). The Distribution Trustee also shall annually, and in a timely manner, send to each holder of a Distribution Trust Interest a separate statement regarding the receipts and expenditures of the Distribution Trust as relevant for U.S. federal income tax purposes and will instruct all such holders to use such information in preparing their U.S. federal income tax returns or to forward the appropriate information to such holders’ underlying beneficial holders with instructions to utilize such information in preparing their U.S. federal income tax returns.

(2)	Allocations of Distribution Trust taxable income among Distribution Trust Beneficiaries (other than taxable income allocable to any assets allocable to, or retained on account of, Disputed Claims) shall be determined by reference to the manner in which an amount of Cash representing such taxable income would be distributed (were such Cash permitted to be distributed at such time) if, immediately prior to such deemed distribution, the Distribution Trust had distributed all its assets (valued at their tax book value, other than assets allocable Disputed Claims) to the holders of Distribution Trust Interests, adjusted for prior taxable income and loss and taking into account all prior and concurrent distributions from the Distribution Trust. Similarly, taxable loss of the Distribution Trust shall be allocated by reference to the manner in which an economic loss would be borne immediately after a hypothetical liquidating distribution of the remaining Distribution Trust Assets. The tax book value of Distribution Trust Assets for purpose of this paragraph shall equal their fair market value on the date Distribution Trust Assets are transferred to the Distribution Trust, adjusted in accordance with tax accounting principles prescribed by the Internal Revenue Code, the applicable Treasury Regulations, and other applicable administrative and judicial authorities and pronouncements.

(3)	As soon as reasonably practicable after Distribution Trust Assets are transferred to the Distribution Trust, the Distribution Trustee shall make a good faith valuation of Distribution Trust Assets. Such valuation shall be made available from time to time to all parties to the Distribution Trust (including, without limitation, the Debtors and Distribution Trust Beneficiaries), to the extent relevant to such parties for tax purposes, and shall be used consistently by such parties for all United States federal income tax purposes.

(4)	Subject to definitive guidance from the Internal Revenue Service or a court of competent jurisdiction to the contrary (including the receipt by the Distribution Trustee of a private letter ruling if the Distribution Trustee so requests one, or the receipt of an adverse determination by the Internal Revenue Service upon audit if not contested by the Distribution Trustee), the Distribution Trustee (i) may timely elect to treat any Distribution Trust Assets allocable to Disputed Claims as a “disputed ownership fund” governed by Treas. Reg. § 1.468B-9, and (ii) to the extent permitted by applicable law, shall report consistently for state and local income tax purposes. If a “disputed ownership fund” election is made, all parties (including the Distribution Trustee, the Debtors and Distribution Trust Beneficiaries) shall report for United States federal, state and local income tax purposes consistently with the foregoing.

(5)	The Distribution Trustee shall be responsible for payment, out of Distribution Trust Assets, of any taxes imposed on the Distribution Trust or its assets. [If and to the extent the amount of income taxes payable with respect to the earnings, if any, on the Distribution Trust Assets are, in the discretion of the Distribution Trustee, not material, the Distribution Trustee shall, subject to applicable law, have the right, but not the obligation, to cause the Distribution Trust to file tax returns on behalf of the Distribution Trust Beneficiaries and pay such taxes directly.]

(6)	The Distribution Trustee may request an expedited determination of taxes of the Distribution Trust, including any reserve for Disputed Claims.

(h)	Dissolution

(1)	The Distribution Trustee and Distribution Trust shall be discharged or dissolved, as the case may be, at such time as all of the Distribution Trust Assets have been distributed pursuant to the Plan and the Distribution Trust Agreement; provided, however, that in no event shall the Distribution Trust be dissolved later than three (3) years from the creation of the Distribution Trust unless the Bankruptcy Court, upon motion within the six-month period prior to the third (3rd) anniversary (or within the six-month period prior to the end of an extension period), determines that a fixed period extension (not to exceed three (3) years, together with any prior extensions, without a favorable private letter ruling from the Internal Revenue Service or an opinion of counsel satisfactory to the Distribution Trustee that any further extension would not adversely affect the status of the trust as a liquidating trust for United States federal income tax purposes) is necessary to facilitate or complete the liquidation of the Distribution Trust Assets.

(2)	If at any time the Distribution Trustee determines, in reliance upon such professionals as a Distribution Trustee may retain, that the expense of administering the Distribution Trust so as to make a final distribution to Distribution Trust Beneficiaries is likely to exceed the value of the assets remaining in the Distribution Trust, the Distribution Trustee may (i) reserve any amount necessary to dissolve the Distribution Trust, (ii) donate any balance to a charitable organization (A) described in section 501(c)(3) of the Internal Revenue Code, (B) exempt from United States federal income tax under section 501(a) of the Internal Revenue Code, (C) not a “private foundation”, as defined in section 509(a) of the Internal Revenue Code, and (D) that is unrelated to the Debtors, the Distribution Trust, and any insider of the Distribution Trustee, and (iii) dissolve the Distribution Trust.

5.3	Claims and Adjustment Escrow

The Claims and Adjustment Escrow Agreement shall be consistent with the terms of the Stock Purchase Agreement and incorporate any applicable terms of the Stock Purchase Agreement, to the extent required therein.

5.4	Requisite Noteholders Representative and Oversight Board Members

(a)	Appointment of Requisite Noteholders Representative

As the representative for all holders of Second Lien Notes, the Requisite Noteholders Representative shall be authorized and empowered to act as agent, proxy, attorney-in-fact and representative for and on behalf of all holders of Second Lien Notes, to execute, deliver, file or record such documents, instruments, releases and other agreements and to take such actions (whether in or out of court) as may be necessary or appropriate to fulfill its obligations under the Stock Purchase Agreement and the Claims and

Adjustment Escrow Agreement, including but not limited to (i) in connection with any dispute regarding the calculation of the post-closing adjustment to the Purchase Price under the Stock Purchase Agreement (to the extent contemplated by the Stock Purchase Agreement), (ii) for purposes of electing an Independent Accounting Firm as contemplated by the Stock Purchase Agreement and (iii) becoming a party to the Claims and Adjustment Escrow Agreement, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Entity. From and after the Effective Date and continuing through the date of entry of a final decree closing the Chapter 11 Case, the Requisite Noteholders Representative shall possess the rights of a party-in-interest pursuant to section 1109(b) of the Bankruptcy Code for all matters arising in, arising under or related to the Chapter 11 Cases and, in connection therewith, shall have the right to appear and be heard on matters brought before the Bankruptcy Court and/or the interpretation or enforcement of the Stock Purchase Agreement and the Claims and Adjustment Escrow Agreement. The Requisite Noteholders Representative shall serve in such capacity until resignation or discharge and the appointment of a successor Requisite Noteholders Representative by the Requisite Noteholders.

(b)	Compensation and Reimbursement of Costs and Expenses

The compensation and reimbursement of reasonable costs and expenses of the Requisite Noteholders Representative, including, without limitation, any professionals retained by the Requisite Noteholders Representative, shall be made from the Requisite Noteholders Representative Cash Reserve. The payment of such amounts to the Requisite Noteholders Representative and its retained professionals shall be made in the ordinary course of business and shall not be subject to the approval of the Bankruptcy Court; provided, however, that any disputes related to the reasonable of such fees, costs and expenses shall be brought before the Bankruptcy Court.

The reimbursement of reasonable out-of-pocket costs and expenses of the members of the Oversight Board (but not any professionals retained by such members), shall be made from the Wind Down Costs Reserve; provided, however, that the aggregate reimbursement of each member shall not exceed $25,000 respectively (i.e., a total of $75,000).

(c)	Limitation of Liability

As of and after the Effective Date, neither the Requisite Noteholders Representative nor any of its Related Persons shall be liable for any act taken or omitted to be taken in such capacity in connection with or in contemplation of the transactions contemplated by this Plan, the Claims and Adjustment Escrow Agreement and/or the Stock Purchase Agreement, in each case other than for acts or omissions constituting gross negligence, actual fraud or willful misconduct of such Person or Entity as determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction. The Requisite Noteholders Representative and each of its Related Persons may, in connection with the performance of their respective functions, and in their sole and absolute discretion and without any requirement or obligation, consult with the respective attorneys, accountants, financial advisors, and other professionals of the Reorganized Debtors or the Distribution Trust, and shall not be liable for any act taken, omitted to be taken or suffered to be done in accordance with advice or opinions rendered by such Persons, regardless of whether such advice or opinions are provided in writing (other than for acts or omissions constituting gross negligence, actual fraud or willful misconduct of such person or entity as determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction).

As of and after the Effective Date, neither the members of the Oversight Board nor any of their respective Related Persons shall be liable for any act taken or omitted to be taken in such capacity in connection with or in contemplation of their duties contemplated by this Plan or the Distribution Trust Agreement, in each case other than for acts or omissions constituting gross negligence, actual fraud or willful misconduct of such Person or Entity as determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction. The members of the Oversight Board and each of its Related Persons may, in connection with the performance of their respective functions, and in their sole and absolute discretion and without any requirement or obligation, consult with the respective attorneys, accountants, financial advisors, and other professionals of the Reorganized Debtors or the Distribution Trust, and shall not be liable for any act taken, omitted to be taken or suffered to be done in accordance with advice or opinions rendered by such Persons, regardless of whether such advice or opinions are provided in writing (other than for acts or omissions constituting gross negligence, actual fraud or willful misconduct of such person or entity as determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction).

(d)	Forum for Actions

The Confirmation Order shall state that, without permission of the Bankruptcy Court, no judicial, administrative, arbitral, or other action or proceeding shall be commenced against the Requisite Noteholders Representative or the members of the Oversight Board in their official respective capacities as such, with respect to their status, duties, powers, acts or omissions in such capacities in any forum other than the Bankruptcy Court.

(e)	Insurance

The Requisite Noteholders Representative and the members of the Oversight Board shall be authorized to obtain all reasonably necessary insurance coverage for themselves and their respective Related Persons, including, but not limited to, coverage with respect to the liabilities, duties and obligations of the Requisite Noteholders Representative or Oversight Board members and their respective Related Persons under the Plan, the Distribution Trust Agreement, the Claims and Adjustment Escrow Agreement and the Stock Purchase Agreement, as the case may be, (in the form of an errors and omissions policy, general liability, or otherwise), which insurance coverage may remain in effect for a reasonable period not to exceed six years) after the closing of the Chapter 11 Cases. Any such insurance coverage as to the Requsite Noteholder Representative shall be paid for from the Requisite Noteholders Representative Cash Reserve. Any such insurance coverage as to the individual members of the Oversight Board shall be paid from its respective $25,000 allotment from the Wind Down Costs Reserve for expenses.

5.5	Offering and Issuance of Securities Pursuant to Section 1145

The offering, issuance, distribution, and exercise (as applicable) of the Reorganized HoldCo Notes, pursuant to the Plan shall be exempt from the registration requirements of section 5 of the Securities Act pursuant to section 1145 of the Bankruptcy Code. In addition, under section 1145 of the Bankruptcy Code, the Reorganized HoldCo Notes will be freely transferable under the Securities Act by the recipients thereof, subject to: (1) the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act, and compliance with any applicable state or foreign securities laws, if any, and the rules and regulations of the United States Securities and Exchange Commission, if any, applicable at the time of any future transfer of Reorganized HoldCo Notes; (2) the restrictions, if any, on the transferability of Reorganized HoldCo Notes; and (3) any other applicable regulatory approval. All Reorganized HoldCo Notes issued and distributed pursuant to the Plan shall be duly authorized, validly issued, fully paid and non-assessable.

On an after the Effective Date, subject to the terms of the New Governance Documents, the Reorganized Debtors will be a “private” company that is not required to register any Securities pursuant to the Securities Exchange Act of 1934.

5.6	Subordination

The allowance, classification, and treatment of all Claims and Interests under the Plan shall conform to and with the respective contractual, legal, and equitable subordination rights of such Claims and Interests, and the Plan shall recognize and implement any such rights. Pursuant to section 510 of the Bankruptcy Code, except where otherwise provided herein, the Distribution Trustee reserves the right, after notice and a hearing, to re-classify any Allowed Claim or Interest (other than an Allowed Noteholder Claim, which shall not be subject to re-classification in any event) in accordance with any contractual, legal or equitable subordination relating thereto.

5.7	Vesting of Assets in the Reorganized Debtors

Except as otherwise provided herein or in any agreement, instrument or other document incorporated in the Plan, on the Effective Date, all property and assets (excluding the Distribution Trust Assets) of each Estate, including all Causes of Action, and any other assets or property acquired by any of the Debtors during the Chapter 11 Cases or under or in connection with the Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances. On and after the Effective Date, except as otherwise provided in the Plan, each Reorganized Debtor may operate its business and use, acquire, or dispose of property, and compromise or settle any Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

5.8	Cancellation of Notes, Instruments, Certificates, and Other Documents

On the Effective Date, except to the extent otherwise provided herein (including as otherwise provided with respect to any contracts evidencing the Transaction, including the transactions described in Section 5.1 herein), all notes, instruments, Certificates and other documents evidencing Claims or Interests shall be cancelled and the obligations of the Debtors or Reorganized Debtors and the non-Debtor Affiliates thereunder or in any way related thereto shall be discharged regardless of whether the holder surrenders such note, instrument, Certificates or other document; provided, however, that notwithstanding Confirmation or the occurrence of the Effective Date, any agreement that governs the rights of the holder of a Claim or Interest shall continue in effect solely for purposes of (a) allowing holders of Claims or Interests to receive distributions under the Plan and (b) allowing and preserving the rights of the Distribution Trustee to make distributions on account of Claims and Interests.

Notwithstanding the foregoing, such cancellation shall not itself alter or otherwise affect the obligations or rights of the Second Lien Trustee, on the one hand, and the holders of the Second Lien Notes, on the other hand, pursuant to the Second Lien Indenture, and all other agreements related to or securing the Second Lien Notes (collectively, the “Second Lien Indenture Documents”) vis-à-vis each other. Without limitation of the generality of the foregoing, (i) the Second Lien Indenture Documents shall be deemed to be cancelled as permitted by section 1123(a)(5)(F) of the Bankruptcy Code and (ii) except to the extent provided herein with respect to the rights and obligations of the Second Lien Indenture Trustee against the holders of the Second Lien Notes, only the following rights and obligations of the Second Lien Indenture Trustee shall remain in effect after the Effective Date (in each case, to the extent set forth in the Second Lien Indenture Documents): (A) rights, as trustee and collateral agent, to any payment of fees, expenses and indemnification obligations and liens securing such rights to payment including, but not limited to, from or on property distributed under this Plan on account of the secured and unsecured claims in respect of the Second Lien Notes, (B) rights and obligations relating to distributions to be made to the holders of Allowed Noteholder Claims by or on behalf of the Second Lien Trustee from any source (but excluding any property of the Reorganized Debtors), (C) rights and obligations relating to representation of the interests of the holders of Allowed Noteholder Claims by the Second Lien Trustee in these Chapter 11 Cases to the extent not released or discharged by this Plan or any order of the Bankruptcy Court, and (D) rights and obligations relating to participation by the Second Lien Trustee in any proceedings and appeals related to this Plan. Notwithstanding the continued effectiveness of such rights and obligations after the Effective Date, the Second Lien Trustee shall have no obligation to object to claims against the Debtors. For the avoidance of doubt, after the performance by the Second Lien Trustee and its representatives, including, without limitation, its professionals of any duties that are required under this Plan, the Confirmation Order, or the Second Lien Note Documents, the Second Lien Trustee and its professionals shall be relieved of and released from all obligations arising thereunder.

5.9	Corporate Action; New Governance Documents; New Board

Each of the matters provided for by the Plan involving the consummation of the Transaction, and establishment of the capital and corporate structure, amending or modifying the Existing Governance Documents of any of the Debtors, or other corporate or related actions to be taken by or required of the Debtors or Reorganized Debtors, whether taken prior to or as of the Effective Date, shall be authorized without the need for any further corporate action or without any further action by or approval of any shareholders, directors or managers of the Debtors.

The New Governance Documents shall be consistent with the provisions of the Plan and the Bankruptcy Code, shall include, among other things (and only to the extent required by section 1123(a)(6) of the Bankruptcy Code), provisions prohibiting the issuance of non-voting Equity Securities. After the Effective Date, the Reorganized Debtors may amend and restate their certificates of incorporation and other constituent documents as permitted by the laws of their respective jurisdictions of formation and their respective charters and bylaws. The Plan Supplement will disclose Reorganized HoldCo’s new board of directors, as appointed by the Plan Sponsor.

On and after the Effective Date, the Reorganized Debtors and the officers and members of the boards of directors thereof, are authorized to and may issue, execute, deliver, file, or record such contracts, Securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan and the Securities issued pursuant to the Plan, without the need for any approvals, authorizations, or consents except for those expressly required under the Plan.

5.10	Section 1146(a) Exemption

Pursuant to section 1146(a) of the Bankruptcy Code, any transfers of property under the Plan shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax, or other similar tax or governmental assessment. Upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forgo the collection of any such tax, fee, or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment.

5.11	Employee and Retiree Benefits

From and after the Effective Date, the Reorganized Debtors shall continue to honor the Debtors’ obligations under and in accordance with the Brookstone Company, Inc. Comprehensive Medical Benefits Retiree Plan.

The Pension Plan will not be modified or affected by this Plan, and will be continued after the Effective Date in accordance with the Pension Plan’s terms. Under this Plan, the Reorganized Debtors assume all liabilities associated with the Pension Plan under ERISA and the Internal Revenue Code. After the Effective Date, the Reorganized Debtors will have the authority to terminate or amend the Pension Plan in accordance with the terms of the Pension Plan, ERISA, and the Internal Revenue Code. No provision within this Plan, the Confirmation Order, or section 1141 of the Bankruptcy Code shall be deemed or construed to discharge, release, or relieve the Debtors, the Reorganized Debtors, any member of the Reorganized Debtors’ controlled group (as defined in 29 U.S.C. § 1301(a)(14)), or any other Entity or person, in any capacity, from any current or future liability with respect to the Pension Plan, and the Pension Benefit Guaranty Corporation and the Pension Plan will not be enjoined or precluded from enforcing such liability as a result of this Plan’s provisions or Confirmation.

The Pension Benefit Guaranty Corporation has filed contingent claims against each Debtor (collectively, the “PBGC Claims”), including estimated claims for the Pension Plan’s unfunded benefit liabilities on a termination basis in the amount of $3,585,139. Upon the Effective Date, the Pension Benefit Guaranty Corporation will be deemed to have withdrawn the PBGC Claims with prejudice.

5.12	Preservation of Rights of Action

Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or by a Final Order, in accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors shall retain and may enforce all rights to commence and pursue any and all Causes of Action, whether arising before or after the Petition Date, including any actions specifically enumerated in the Plan Supplement, and the Reorganized Debtors’ rights to commence, prosecute or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date. For the avoidance of doubt, any and all Causes of Action against the Second Lien Trustee or the Consenting Noteholders, including without limitation, any Causes of Action with respect to the liens, claims or security interests arising under the Second Lien Notes and the Second Lien Indenture shall be deemed to have been released, waived and discharged in full as of the Effective Date. No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against them as any indication that the Debtors or the Reorganized Debtors will not pursue any and all available Causes of Action against them. The Debtors and the Reorganized Debtors expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Plan. Notwithstanding the foregoing or any other provision herein, neither the Reorganized Debtors nor any other Person acting in their name or on their behalf shall prosecute or pursue any Avoidance Actions against any Person. Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Bankruptcy Court order, the Reorganized Debtors expressly reserve all Causes of Action for later adjudication and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation.

The Reorganized Debtors reserve and shall retain Causes of Action notwithstanding the rejection of any Executory Contract or Unexpired Lease during the Chapter 11 Cases or pursuant to the Plan. In accordance with sections 1123(b)(3) and 1141(b) of the Bankruptcy Code, any Causes of Action that a Debtor may hold against any Entity shall vest in the Reorganized Debtors. The Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action, or to decline to do any of the foregoing, without the consent or approval of any third party or any further notice to, or action, order or approval of, the Bankruptcy Court.

5.13	Intercompany Claims

There shall be no distributions under the Plan on account of Intercompany Claims. Notwithstanding the foregoing, the Intercompany Claims may be reinstated, discharged, cancelled, capitalized, or compromised at the option and sole discretion of the Reorganized Debtors, so long as there is not material adverse impact on the Distribution Trust Beneficiaries, the Distribution Trust, or the Claims and Adjustment Escrow.

5.14	Dissolution of Committees

Upon the Effective Date, any official committees appointed under section 1102 of the Bankruptcy Code shall be dissolved; provided, however, that the Committee shall be deemed to continue in existence subsequent to the Effective Date for the limited purpose of: (i) undertaking all actions it deems reasonably necessary in connection with the prosecution of the final fee applications of Professionals retained by the Committee subject to the DIP Budget; and (ii) appointing a successor Committee Representative in the event the current Committee Representative resigns or is otherwise incapable of carrying out his, her or its responsibilities; provided, however, that the Plan Sponsor, Reorganized Debtors, and Distribution Trustee shall not incur or be required to reimburse any fees or expenses associated with the foregoing clause (i) or (ii).

5.15	Closing of the Chapter 11 Cases

On the Effective Date, pursuant to the Confirmation Order, the Chapter 11 Cases of each of the Debtors other than Brookstone Holdings Corp. shall be closed. Any Claims against any of the other Debtors that are not satisfied in accordance with this Plan on the Effective Date shall be treated as Claims against Brookstone Holdings Corp. and shall be administered by the Distribution Trustee in accordance with this Plan. Until entry of a final decree closing all of the Chapter 11 Cases, the closing of the Chapter 11 Cases of any of the Debtors under this Section 5.15 shall be for procedural purposes and for purposes of calculating fees payable under 28 U.S.C. § 1930 only, and shall not prejudice the rights of any creditor with respect to such Debtors or their Estates.

5.16	Committee Representative

The Committee Representative, whose identity shall be disclosed in the Plan Supplement, shall be appointed effective as of the Effective Date. The Distribution Trustee and Oversight Board shall provide reporting (as set forth in the Distribution Trust Agreement) to the Committee Representative regarding the affairs of the Estates, including without limitation, the resolution of Claims and the making of the distributions provided for in this Plan. The reasonable and documented fees and out-of-pocket expenses of the Committee Representative shall be payable from the Wind Down Costs Reserve pursuant to the Distribution Trust Agreement, and in no event shall such fees and out-of-pocket expenses exceed $50,000 in the aggregate.

ARTICLE VI

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

6.1	Assumption of Executory Contracts and Unexpired Leases

As soon as reasonably practicable after the Auction, the Debtors shall file a notice identifying the Winning Bidder along with the Assumption/Rejection Schedule, and shall serve the foregoing on the non-Debtor counterparties to the Executory Contracts and Unexpired Leases. The Confirmation Order will constitute an order of the Bankruptcy Court approving the following as of the Effective Date pursuant to sections 365(a) and 1123 of the Bankruptcy Code: (i) the assumption or rejection of the Executory Contracts and Unexpired Leases as so set forth on the Assumption/Rejection Schedule; (ii) the assumption of each limited liability company agreement, operating agreement, or similar agreement among any Debtor and any direct or indirect subsidiary of any Debtors (whether or not wholly owned); and (iii) the rejection of any other Executory Contracts or Unexpired Leases that are not addressed in (i) or (ii). The assumption of Executory Contracts and Unexpired Leases hereunder may include the assignment of certain of such contracts to Affiliates. The Reorganized Debtors shall retain the ability to reinstate any Intercompany Contracts without further notice or approval of the Bankruptcy Court notwithstanding any rejection under the Plan, so long as there is not material adverse impact on the Distribution Trust Beneficiaries, the Distribution Trust, or the Claims and Adjustment Escrow.

Except as otherwise provided herein or agreed to by the Debtors with the applicable counterparty, each assumed Executory Contract or Unexpired Lease shall include all modifications, amendments, supplements, restatements or other agreements related thereto, and all rights related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated hereunder. Modifications, amendments, supplements and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease or the validity, priority, or amount of any Claims that may arise in connection therewith.

6.2	Cure of Defaults and Objections to Assumption

Any objection to the assumption of an Executory Contract or Unexpired Lease pursuant to the Plan, including any objection to the proposed Cure Amount set forth on the Cure Notice, shall have been filed with the Bankruptcy Court by June 10, 2014, or such other date as may be established by the Bankruptcy Court and noticed to counterparties. Any such objection, if not resolved, will be heard by the Bankruptcy Court at the Confirmation Hearing. Any counterparty to an Executory Contract or Unexpired Lease that fails to timely object to the proposed assumption of any Executory Contract or Unexpired Lease will be deemed to have consented to such assumption and to the Cure Amount set forth on the Cure Notice. The Debtors, with the consent of the Plan Sponsor, and the Reorganized Debtor, as applicable, may settle any such objections without any further notice to, or action, order or approval of, the Bankruptcy Court.

Payment of the Cure Amounts shall be made by the Reorganized Debtors or the Plan Sponsor in accordance with the terms of the Stock Purchase Agreement. If there is an objection to a Cure Amount, then payment of the Cure Amount (in accordance with the terms of the Stock Purchase Agreement) shall occur as soon as practicable after entry of a Final Order resolving such dispute or as may be agreed upon by the Debtors or Reorganized Debtors, as applicable, and the counterparty to the Executory Contract or Unexpired Lease. To the extent that any objection to a Cure Amount is not resolved to the satisfaction of the Plan Sponsor, the Plan Sponsor shall have the right to direct the rejection of such Executory Contract or Unexpired Lease.

Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall result in the full and final release and satisfaction of any Cure Amounts, Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to the Effective Date. Any and all Proofs of Claim based upon Executory Contracts or Unexpired Leases that have been assumed in the Chapter 11 Cases, including pursuant to the Confirmation Order, shall be deemed disallowed and expunged as of the Effective Date without the need for any objection thereto or any further notice to, or action, order or approval of, the Bankruptcy Court.

6.3	Pre-existing Payment and Other Obligations

Rejection of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall not constitute a termination of pre-existing obligations owed to the Debtors or Reorganized Debtors, as applicable, under such contract or lease. In particular, to the extent permissible under applicable nonbankruptcy law, the Reorganized Debtors expressly reserve and do not waive any right to receive, or any continuing obligation of a counterparty to provide (a) payment to the contracting Debtors or Reorganized Debtors, as applicable, of outstanding and future amounts owing thereto under or in connection with rejected Executory Contracts or Unexpired Leases or (b) maintenance of, or to repair or replace, goods previously purchased by the contracting Debtors or Reorganized Debtors, as applicable.

6.4	Rejection Damages Claims and Objections to Rejection

Pursuant to section 502(g) of the Bankruptcy Code, counterparties to Executory Contracts or Unexpired Leases that are rejected, if any, shall have the right to assert Claims, if any, on account of the rejection of such contracts and leases. Unless otherwise provided by a Bankruptcy Court order, any Proofs of Claim asserting Claims arising from the rejection of Executory Contracts and Unexpired Leases pursuant to the Plan must be filed with the Claims and Solicitation Agent no later than thirty (30) days after the Effective Date. Any rejection damages Claim represented by an untimely Proof of Claim shall: (i) be disallowed without the need for any further notice to, or action, order, or approval of, the Bankruptcy Court; (ii) be forever barred, estopped, and enjoined from assertion; (iii) not be enforceable against any Reorganized Debtor or the Distribution Trustee; and (iv) be deemed fully satisfied, released, and discharged notwithstanding anything in a Proof of Claim to the contrary. All Allowed Claims arising from the rejection of Executory Contracts and Unexpired Leases shall be classified as Class 4—General Unsecured Claims against the applicable Debtor counterparty thereto.

6.5	Contracts and Leases Entered Into After the Petition Date

Contracts and leases entered into after the Petition Date by any Debtor and any Executory Contracts and Unexpired Leases assumed by any Debtors may be performed by the applicable Reorganized Debtor in the ordinary course of business.

6.6	Reservation of Rights

Neither the exclusion nor inclusion of any contract or lease in the Assumption/Rejection Schedule, nor anything contained in the Plan, shall constitute an admission by the Debtors that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any Reorganized Debtor has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors or Reorganized Debtors, as applicable, with the consent of the Distribution Trustee, shall have ninety (90) days following the Effective Date to alter their treatment of such contract or lease, or to request appropriate relief from the Bankruptcy Court.

ARTICLE VII

PROVISIONS GOVERNING DISTRIBUTIONS

7.1	Disputed Claims Reserve

The Distribution Trustee shall establish and maintain a reserve from the applicable components of the Closing Cash Payment Reserves (or similar reserve, if any, established pursuant to the Stock Purchase Agreement) equal to the aggregate amount that would have been distributed to holders of Disputed Claims in connection with interim distributions.

7.2	Special Rules for Distributions to Holders of Disputed Claims

Notwithstanding any provision otherwise in the Plan and except as otherwise agreed by the relevant parties, (a) no partial payments and no partial distributions shall be made with respect to a Disputed Claim until all such disputes in connection with such Disputed Claim have been resolved by settlement or Final Order, and (b) any Entity that holds both an Allowed Claim and a Disputed Claim shall not receive any distribution on the Allowed Claim unless and until all objections to the Disputed Claim have been resolved by settlement or Final Order or the Claims have been Allowed or expunged. Any dividends or other distributions arising from property distributed to holders of Allowed Claims, as applicable, in a Class and paid to such holders under the Plan shall be paid also, in the applicable amounts, to any holder of a Disputed Claim, as applicable, in such Class that becomes an Allowed Claim after the date or dates that such dividends or other distributions were earlier paid to holders of Allowed Claims in such Class.

7.3	Delivery of Distributions

(a)	Accrual of Dividends and Other Rights

For purposes of determining the accrual of dividends or other rights after the Effective Date, the New Common Stock issued under the Plan shall be deemed distributed as of the Effective Date regardless of the date on which it is actually issued, dated, authenticated or distributed.

(b)	Compliance Matters

In connection with the Plan, to the extent applicable, the Reorganized Debtors and the Distribution Trustee shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, the Distribution Trustee shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding a portion of distributions pending receipt of information to the extent necessary to facilitate such distributions or establishing any other mechanisms that are reasonable and appropriate. The Distribution Trustee reserves the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support and other spousal awards, liens, and encumbrances. All Persons holding Claims shall be required to provide any information necessary to affect information reporting and the withholding of such taxes. Notwithstanding any other provision of this Plan to the contrary, (a) each holder of an Allowed Claim shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any Governmental Unit, including income, withholding and other tax obligations, on account of such distribution, and (b) no distribution shall be made to or on behalf of a holder of an Allowed Claim pursuant to the Plan unless and until such holder has provided the Distribution Trust with any information that applicable law requires the Distribution Trustee to obtain in connection with making distributions to Distribution Trust Beneficiaries, including a completed IRS Form W9. Notwithstanding the foregoing, holders of Allowed Noteholder Claims shall not be required to provide any completed IRS forms in order to receive a distribution unless otherwise required under the Distribution Trust Agreement or applicable law.

(c)	Foreign Currency Exchange Rate

Except as otherwise provided in a Bankruptcy Court order, as of the Effective Date, any Claim asserted in currency other than U.S. dollars shall be automatically deemed converted to the equivalent U.S. dollar value using the exchange rate for the applicable currency as published in The Wall Street Journal, National Edition, on the Effective Date.

(d)	Fractional, De Minimis, Undeliverable, and Unclaimed Distributions

(1)	No Fractional or De Minimis Distribution. Notwithstanding anything contained herein to the contrary, payments of fractional dollars will not be made (whether payment is to be made in Cash or Reorganized HoldCo Notes to the extent provided in the Stock Purchase Agreement). Whenever any payment of a fraction of a dollar under the Plan would otherwise be called for, the actual payment made will reflect a rounding down of such fractions. The Distribution Trustee shall not be required to make any payment of less than $20.00 on any distribution.

(2)	Undeliverable Distributions. If any distribution to a holder of an Allowed Claim is returned to a Distribution Trustee as undeliverable, no further distributions shall be made to such holder unless and until such Distribution Trustee is notified in writing of such holder’s then-current address or other necessary information for delivery, at which time all currently due missed distributions shall be made to such holder as soon as practicable. Undeliverable distributions shall remain in the possession of the Distribution Trustee until such time as a distribution becomes deliverable, or is otherwise distributed pursuant to the terms of the Distribution Trust Agreement, and shall not be supplemented with any interest, dividends or other accruals of any kind.

(3)	Withholding Requirements. If the holder of an Allowed Claim fails to provide the information necessary to comply with any withholding requirements of any Governmental Unit, as required under the Plan, within six months of the date of the first notification to the holder of the need for such information (or for the Cash necessary to comply with any applicable withholding requirements), then such holder’s distribution shall be treated as an Unclaimed Distribution.

(4)

Reversion. Any distribution under the Plan that is an Unclaimed Distribution for a period of six months after distribution shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code and such Unclaimed Distribution shall revest in the Distribution Trust pursuant to the terms of the Distribution Trust Agreement; provided, however, that, to the extent provided by the Stock Purchase Agreement, and such Unclaimed Distribution is Reorganized HoldCo Notes, such Reorganized HoldCo Notes shall be redistributed Pro Rata (it being understood that, for purposes of this Section 7.3(d)(4) that “Pro Rata” shall be determined as if the Claim underlying such unclaimed distribution had been disallowed) to the holders of Allowed Noteholder Claims without the need for a further order by the Bankruptcy Court. Upon such revesting, the Claim of any holder or its successors with respect to such property shall be cancelled, discharged, and forever barred notwithstanding any applicable federal or state escheat, abandoned or unclaimed property laws, or any provisions in any document governing the distribution that is an Unclaimed Distribution, to the contrary. Notwithstanding any provision herein to the contrary, Unclaimed Distributions to holders of General Unsecured Claims shall be distributed Pro Rata to the remaining holders of Allowed General Unsecured Claims, which distribution shall be effectuated through the subsequent distributions provided for under this Plan, it being understood that for purposes of this sentence, “Pro Rata” shall be determined as if the Claims underlying such Unclaimed Distributions had been disallowed.

(e)	Surrender of Cancelled Instruments or Securities

On the Effective Date or as soon as practicable thereafter, each holder of a Certificate (other than holders of Second Lien Notes) shall surrender such Certificate to the Distribution Trustee. Such Certificate shall be cancelled solely with respect to the Debtors, and such cancellation shall not alter the obligations or rights of any non-Debtor third parties vis-à-vis one another with respect to such Certificate. No distribution of property pursuant to the Plan shall be made to or on behalf of any such holder unless and until such Certificate is received by the Distribution Trustee or the unavailability of such Certificate is reasonably established to the satisfaction of the Distribution Trustee pursuant to the provisions of Section 7.3(f) hereof. Any holder who fails to surrender or cause to be surrendered such Certificate or fails to execute and deliver an affidavit of loss and indemnity acceptable to the Distribution Trustee prior to the first anniversary of the Effective Date shall have its Claim or Interest discharged with no further action, be forever barred from asserting any such Claim or Interest against the relevant Reorganized Debtor or its property, be deemed to have forfeited all rights, and Claims and Interests with respect to such Certificate, and not participate in any distribution under the Plan; furthermore, all property with respect to such forfeited distributions, including any dividends or interest attributable thereto, shall revert to the Reorganized Debtors notwithstanding any federal or state escheat, abandoned or unclaimed property law to the contrary.

(f)	Lost, Stolen, Mutilated, or Destroyed Securities

Any holder of Allowed Claims or Interests evidenced by a Certificate that has been lost, stolen, mutilated or destroyed shall, in lieu of surrendering such Certificate, deliver to the Distribution Trustee an affidavit of loss acceptable to the Distribution Trustee setting forth the unavailability of the Certificate and such additional indemnity as may be required reasonably by the Distribution Trustee to hold the Distribution Trustee harmless from any damages, liabilities or costs incurred in treating such holder as a holder of an Allowed Claim or Interest. Upon compliance with this procedure by a holder of an Allowed Claim or Interest evidenced by such a lost, stolen, mutilated or destroyed Certificate, such holder shall, for all purposes pursuant to the Plan, be deemed to have surrendered such Certificate.

7.4	Claims Paid or Payable by Third Parties

A Claim shall be reduced in full and such Claim shall be disallowed without a Claims objection having to be filed and without any further notice to, or action, order or approval of, the Bankruptcy Court, to the extent that the holder of such Claim receives payment in full on account of such Claim from a party that is not a Debtor or Reorganized Debtor. To the extent a holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Debtor, a Reorganized Debtor, or the Distribution Trustee on account of such Claim, such holder shall repay, return or deliver any distribution held by or transferred to the holder to the applicable Reorganized Debtor to the extent the holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan.

ARTICLE VIII

PROCEDURES FOR RESOLVING DISPUTED CLAIMS

8.1	Disputed Claims Process

Except as otherwise provided herein, if a party files a Proof of Claim and the Distribution Trustee has not determined (subject to the terms of the Distribution Trust Agreement), and without the need for notice to, or action, order or approval of, the Bankruptcy Court, that the Claim subject to such Proof of Claim is Allowed, such Claim shall be deemed Disputed unless and until Allowed, resolved by agreement of the parties, or disallowed by a Final Order.

Except as otherwise provided herein, all Proofs of Claim filed after the Effective Date shall be disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any Reorganized Debtor or the Distribution Trustee, without the need for any objection by the Reorganized Debtors or Distribution Trustee or any further notice to, or action, order or approval of, the Bankruptcy Court. For the avoidance of doubt, on and after the Effective Date, the Distribution Trustee may, subject to the terms of the Distribution Trust Agreement, negotiate and settle any Claims, including Claims for which a Proof of Claim has been filed, without further notice to or approval of the Bankruptcy Court, the Claims and Solicitation Agent or any other party.

8.2	Prosecution of Objections to Claims

Objections to Claims (other than Claims filed by Governmental Units) shall be served and filed on or before the 120th day after the Effective Date or by such later date as ordered by the Bankruptcy Court, provided that no motion seeking an extension of this deadline as to General Unsecured Claims shall be filed without the consent of the Committee Representative. Objections to Claims filed by Governmental Units shall be filed on or before the 60th date after the Governmental Bar Date or by such later date as ordered by the Bankruptcy Court. Notwithstanding anything to the contrary herein, subject to the terms and conditions set forth in the Distribution Trust Agreement and the rights of the Oversight Board thereunder, and notwithstanding any requirements that may be imposed pursuant to Bankruptcy Rule 9019, except insofar as a Claim is Allowed under the Plan on and after the Effective Date, the Distribution Trust shall have the authority to: (1) file, withdraw or litigate to judgment objections to and requests for estimation of Claims; (2) settle or compromise any Disputed Claim without any further notice to or action, order or approval by the Bankruptcy Court; and (3) administer and adjust the Claims register to reflect any such settlements or compromises without any further notice to or action, order or approval by the Bankruptcy Court. The Distribution Trustee shall succeed to any pending objections to Claims filed by the Debtors prior to the Effective Date, and shall have and retain any and all rights and defenses such Debtor had immediately prior to the Effective Date with respect to any Disputed Claim, including the Causes of Action retained under the Plan. The Reorganized Debtors shall provide commercially reasonably assistance and cooperation to the Distribution Trustee in connection with the Distributions Trustee’s prosecution of objections to Claims, including, without limitation, access to the Debtors’ or the Reorganized Debtors’ (as the case may be) books and records and other information reasonably requested by the Distribution Trustee to enable the Distribution Trustee to perform its obligations under the Distribution Trust Agreement; provided that all reasonable and documented fees and costs the Reorganized Debtors incur in connection with such assistance and cooperation shall be paid promptly from the Wind Down Costs Reserve.

8.3	No Interest

Unless otherwise specifically provided for in the Plan or by order of the Bankruptcy Court, postpetition interest shall not accrue or be paid on Claims, and no holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any Claim or right. Additionally, and without limiting the foregoing, interest shall not accrue or be paid on any Disputed Claim with respect to the period from the Effective Date to the date a final distribution is made on account of such Disputed Claim, if and when such Disputed Claim becomes an Allowed Claim.

ARTICLE IX

EFFECT OF CONFIRMATION OF THE PLAN

9.1	Discharge of Claims

Except as otherwise provided for herein and effective as of the Effective Date: (a) the rights afforded in the Plan and the treatment of all Claims and Interests shall be in exchange for and in complete satisfaction, discharge, and release of all Claims and Interests of any nature whatsoever, including any interest accrued on such Claims from and after the Petition Date, against the Debtors or any of their assets, property or Estates; (b) the Plan shall bind all holders of Claims and Interests, notwithstanding whether any such holders failed to vote to accept or reject the Plan or voted to reject the Plan; (c) all Claims and Interests shall be satisfied, discharged, and released in full, and the Debtors’ liability with respect thereto shall be extinguished completely, including any liability of the kind specified under section 502(g) of the Bankruptcy Code; and (d) all Entities shall be precluded from asserting against the Debtors, the Debtors’ Estates, the Reorganized Debtors, their successors and assigns and their assets and properties any other Claims or Interests based upon any documents, instruments, or any act or omission, transaction or other activity of any kind or nature that occurred prior to the Effective Date.

9.2	Certain Releases by the Debtors

Notwithstanding anything contained herein to the contrary, as of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, the Released Parties are deemed released and discharged by the Debtors, the Reorganized Debtors, the Estates, and any person or entity seeking to exercise the rights of the Debtors’ Estates (including the Distribution Trustee) from any and all Claims, obligations, suits, judgments, damages, demands, debts, remedies, Causes of Action (including Avoidance Actions), rights of setoff, other rights, and liabilities whatsoever, whether for tort, contract, violations of federal or state securities laws, Avoidance Actions, including any derivative Claims, asserted or that could possibly have been asserted directly or indirectly on behalf of the Debtors, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity, or otherwise, and any and all Causes of Action asserted or that could possibly have been asserted on behalf of the Debtors, that the Debtors, the Reorganized Debtors, the Estates, or Affiliates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other Entity, based on or in any way relating to, or in any manner arising from, in whole or in part, the Debtors or their Affiliates, the conduct of the debtors’ businesses, the in-court or out-of-court efforts to implement the Transaction, the SPA, the Stock Purchase Agreement (if other than the SPA), the Support Agreement, or the Plan Sponsorship Agreement; the formulation, preparation, solicitation, dissemination, negotiation, or filing of the Disclosure Statement or Plan or any contract, instrument, release, or other agreement or document created or entered into in connection with or pursuant to the Support Agreement, the Plan Sponsorship Agreement, the Disclosure Statement, or the Plan; the filing and prosecution of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the purchase, sale, or rescission of the purchase or sale of any Security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, prepetition contracts and agreements with one or more Debtors, or any other act or omission, transaction, agreement, event, or other occurrence taking place before the Effective Date; provided that to the extent that a Claim or Cause of Action is determined by a Final Order to have constituted fraud, gross negligence or willful misconduct, such Claim or Cause of Action shall not be so released.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the release set forth in this Section 9.2, which includes by reference each of the related provisions and definitions contained herein, and further, shall constitute the Bankruptcy Court’s finding that such release is: (a) in exchange for the good and valuable consideration provided by the Released Parties; (b) a good faith settlement and compromise of the Claims released by this Section 9.2; (c) in the best interests of the Debtors and all holders of Claims and Interests; (d) fair, equitable, and reasonable; (e) given and made after due notice and opportunity for hearing; and (f) a bar to any of the Debtors asserting any Claim or Cause of Action released by this Section 9.2.

9.3	Certain Releases by Holders of Claims

Notwithstanding anything contained herein to the contrary, as of the Effective Date, (x) the Releasing Parties and (y) the holders of Claims against and Interests in the Debtors and the Reorganized Debtors who: (1) are presumed to have voted for the Plan under section 1126(f) of the Bankruptcy Code, (2) are entitled to vote to accept or reject the Plan and abstain from voting, or (3) are entitled to vote to accept or reject the Plan and do not mark their ballots to indicate their refusal to grant the releases provided in this Section, shall be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever, released and discharged the Released Parties from any and all Claims, Interests, obligations, rights, liabilities, actions, causes of action, choses in action, suits, debts, damages, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, remedies, rights of set-off, third-party claims, subrogation claims, contribution claims, reimbursement claims, indemnity claims, counterclaims, and crossclaims (including all claims and actions against any Entities under the Bankruptcy Code) whatsoever, whether for tort, contract, violations of federal or state securities laws, Avoidance Actions, including any derivative Claims, asserted or that could be asserted on behalf of the Debtors, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity, or otherwise, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or in any way relating to, or in any manner arising from, in whole or in part, the Debtors, the Debtors’ restructuring, the Support Agreement, or the Plan Sponsorship Agreement; the formulation, preparation, solicitation, dissemination, negotiation, or filing of the Disclosure Statement or Plan or any contract, instrument, release, or other agreement or document created or entered into in connection with or pursuant to the SPA, the Stock Purchase Agreement (if other than the SPA), the Support Agreement, the Plan Sponsorship Agreement, the Disclosure Statement, or the Plan; the filing and prosecution of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the purchase, sale, or rescission of the purchase or sale of any Security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, prepetition contracts and agreements with one or more Debtors, or any other act or omission, transaction, agreement, event, or other occurrence taking place before the Effective Date; provided that to the extent that a Claim or Cause of Action is determined by a Final Order to have constituted fraud, gross negligence or willful misconduct, such Claim or Cause of Action shall not be so released. Notwithstanding anything to the contrary in the foregoing, the release set forth above does not release any obligations arising on or after the Effective Date of any party under the Plan, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the release set forth in this Section 9.3, which includes by reference each of the related provisions and definitions contained herein, and further, shall constitute the Bankruptcy Court’s finding that such release is: (a) in exchange for the good and valuable consideration provided by the Released Parties; (b) a good faith settlement and compromise of the Claims released by this Section 9.3; (c) in the best interests of the Debtors and all holders of Claims and Interests; (d) fair, equitable, and reasonable; (e) given and made after due notice and opportunity for hearing; and (f) a bar to any Entity granting a release under this Section 9.3 from asserting any Claim or Cause of Action released by this Section 9.3.

9.4	Exculpation

Effective as of the Effective Date, no Exculpated Party shall have or incur, and each Exculpated Party is hereby released and exculpated from, any Exculpated Claim or any obligation, Cause of Action, or liability for any Exculpated Claim; provided, however, that the foregoing “exculpation” shall have no effect on the liability of any Entity that results from any act or omission that is determined in a Final Order to have constituted actual fraud, gross negligence or willful misconduct. The Exculpated Parties have, and upon Confirmation shall be deemed to have, participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code with regard to the solicitation of acceptances and rejections of the Plan and the making of distributions pursuant to the Plan and, therefore, are not and shall not be liable at any time for the violation of any applicable, law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

9.5	INJUNCTION

Except as otherwise provided herein or in the Confirmation Order, from and after the Effective Date, all Entities are, to the fullest extent provided under section 524 and other applicable provisions of the Bankruptcy Code, permanently enjoined from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Released Parties, or the Exculpated Parties (collectively, the “Section 9.5 Parties”): (a) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any Claims or Interests; (b) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against the Section 9.5 Parties or their respective property and assets on account of or in connection with or with respect to any such Claims or Interests; (c) creating, perfecting, or enforcing any encumbrance of any kind against the Section 9.5 Parties or their respective property and assets on account of or in connection with or with respect to any such Claims or Interests; (d) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from the Section 9.5 Parties or their respective property and assets on account of or in connection with or with respect to any such Claims or Interests unless such holder has filed a motion requesting the right to perform such setoff on or before the Confirmation Date; and (e) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests released, exculpated or settled pursuant to the Plan.

9.6	Protection Against Discriminatory Treatment

In accordance with section 525 of the Bankruptcy Code, and consistent with paragraph 2 of Article VI of the United States Constitution, no Governmental Unit shall discriminate against any Reorganized Debtor or any Entity with which a Reorganized Debtor has been or is associated, solely because such Reorganized Debtor was a Debtor under chapter 11, may have been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before such Debtor was granted a discharge) or has not paid a debt that is dischargeable in the Chapter 11 Cases.

9.7	Release of Liens

Except as otherwise provided herein or in any contract, instrument, release or other agreement or document created pursuant to the Plan, on the Effective Date, all mortgages, deeds of trust, Liens, pledges or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title and interest of any holder of such mortgages, deeds of trust, Liens, pledges or other security interests shall revert to the Reorganized Debtors or the Distribution Trustee, as applicable.

ARTICLE X

CONDITIONS PRECEDENT TO THE EFFECTIVE DATE

10.1	Conditions Precedent to Confirmation

It shall be a condition to Confirmation that the following conditions shall have been satisfied or waived pursuant to Section 10.3 hereof:

(a) the Confirmation Order shall have been entered by the Bankruptcy Court in form and substance acceptable to the Debtors, the Plan Sponsor, and the Requisite Noteholders, and reasonably acceptable to the Committee; and

(b) entry of an order, which may be the Confirmation Order, approving the Stock Purchase Agreement and authorizing the Debtors to enter into and perform under the Stock Purchase Agreement.

10.2	Conditions Precedent to the Effective Date

It shall be a condition to the Effective Date that the following conditions shall have been satisfied or waived pursuant to Section 10.3 hereof:

(a) the Plan, the Plan Supplement, and all other documents related to the Transaction shall each be in form and substance consistent with the Term Sheet and otherwise acceptable in all respects to the Debtors, the Plan Sponsor, and the Requisite Noteholders, and reasonably acceptable to the Committee, and shall be in full force and effect;

(b) the Confirmation Order shall have been entered and such order shall be in form and substance consistent with the Term Sheet and otherwise acceptable in all respects to the Debtors, the Plan Sponsor, and the Requisite Noteholders, and reasonably acceptable to the Committee;

(c) [Reserved];

(d) the Support Agreement shall be in full force and effect and shall not have been terminated;

(e) any unpaid Transaction Expenses shall have been paid-in-full in Cash;

(f) the conditions to the effectiveness of the Stock Purchase Agreement, including all conditions precedent of the Stock Purchase Agreement, shall have been satisfied or waived in accordance with its terms and all deliverables thereunder have been provided, and the issuance of the New Common Stock shall have been consummated and the Closing Cash Payment paid;

(g) on the Effective Date, all amounts outstanding under the DIP Facility shall be indefeasibly paid-in-full in Cash;

(h) (A) the Distribution Trust shall have been established, the Distribution Trustee shall have been appointed, the Distribution Trust Agreement shall have been executed, and the Closing Cash Payment Reserves shall have been transferred to the Distribution Trust; (B) the Claims and Adjustment Escrow shall have been established, the Claims and Adjustment Escrow Agent shall have been appointed, the Claims and Adjustment Escrow Agreement shall have been executed, and an amount equal to fifty percent (50%) of the result of the Effective Date Net Distributable Cash less the Overbid Amount shall have been transferred to the Claims and Adjustment Escrow; (C) the remainder of the Effective Date Net Distributable Cash shall have been transferred to the Noteholders Representative; (D) the Noteholders Representative, the Requisite Noteholders Representative, and the Independent Accounting Firm (as may be defined and referenced in the Stock Purchase Agreement) shall have been appointed and assumed their respective rights and responsibilities; (E) the Debtors or Reorganized Debtors shall have filed the indenture concerning the

Reorganized HoldCo Notes with the Securities and Exchange Commission for purposes of qualifying the indenture and Reorganized HoldCo Notes pursuant to Section 307 of the TIA; and (F) the Buyer Exit Credit Facility (including all documentation related thereto) shall have been consummated.

10.3	Waiver of Conditions Precedent

The Debtors may, with the written consent of the Plan Sponsor and Requisite Noteholders, waive any of the conditions set forth in Sections 10.1 and 10.2 herein without any notice to any other parties in interest and without any further notice to, or action, order or approval of, the Bankruptcy Court, and without any formal action other than proceeding to confirm or consummate the Plan.

10.4	Effect of Non-Occurrence of Conditions to Consummation

If prior to Consummation, the Confirmation Order is vacated pursuant to a Final Order, then except as provided in any order of the Bankruptcy Court vacating the Confirmation Order, the Plan will be null and void in all respects, and nothing contained in the Plan or Disclosure Statement shall: (a) constitute a waiver or release of any Claims, Interests or Causes of Action; (b) prejudice in any manner the rights of any Debtor or any other Entity; or (c) constitute an admission, acknowledgment, offer or undertaking of any sort by any Debtor or any other Entity.

ARTICLE XI

MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN

11.1	Modification of Plan

Effective as of the date hereof, (a) the Debtors reserve the right, in accordance with the Bankruptcy Code and the Bankruptcy Rules, to amend or modify the Plan before the entry of the Confirmation Order, subject to the limitations set forth herein, the Support Agreement and the Stock Purchase Agreement; and (b) after the entry of the Confirmation Order, the Debtors or the Reorganized Debtors, as applicable, may amend or modify the Plan, in accordance with section 1127(b) of the Bankruptcy Code, remedy any defect or omission or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan, this clause (b) being subject in all cases to the limitations set forth herein, the Support Agreement and the Stock Purchase Agreement.

11.2	Revocation or Withdrawal of Plan

Except with the prior written consent of the Plan Sponsor and the Requisite Noteholders (subject to and for so long as the Support Agreement and the Stock Purchase Agreement, as applicable, are in effect), the Debtors reserve the right to revoke or withdraw the Plan before the Confirmation Date and to file subsequent chapter 11 plans. If the Debtors revoke or withdraw the Plan, or if Confirmation or the Effective Date does not occur, then (a) the Plan will be null and void in all respects; (b) any settlement or compromise embodied in the Plan, assumption or rejection of Executory Contracts or Unexpired Leases effected by the Plan, and any document or agreement executed pursuant hereto will be null and void in all respects; and (c) nothing contained in the Plan shall (1) constitute a waiver or release of any Claims, Interests or Causes of Action, (2) prejudice in any manner the rights of any Debtor or any other Entity, or (3) constitute an admission, acknowledgement, offer or undertaking of any sort by any Debtor or any other Entity.

11.3	Confirmation of the Plan

The Debtors request Confirmation of the Plan under section 1129(b) of the Bankruptcy Code with respect to any Impaired Class that does not accept the Plan pursuant to section 1126 of the Bankruptcy Code. Subject to the terms of the Support Agreement and the Plan Sponsorship Agreement, the Debtors reserve the right to amend the Plan to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification.

ARTICLE XII

RETENTION OF JURISDICTION

Pursuant to sections 105(c) and 1142 of the Bankruptcy Code and notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall retain jurisdiction over all matters arising under the Bankruptcy Code or arising in, or related to, the Chapter 11 Cases, to the fullest extent permitted by law, including, among other things, exclusive jurisdiction to:

1. allow, disallow, determine, liquidate, classify, estimate, or establish the priority, secured or unsecured status, or amount of any Claim, including the resolution of any request for payment of any Claim and the resolution of any and all objections to the secured or unsecured status, priority, amount, or allowance of Claims;

2. decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;

3. resolve any matters related to Executory Contracts or Unexpired Leases, including: (a) the assumption or rejection of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor may be liable and to hear, determine and, if necessary, liquidate, any Cure Amount or Claims arising therefrom, including pursuant to section 365 of the Bankruptcy Code; (b) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; (c) the Reorganized Debtors’ amendment, modification, or supplement, after the Effective Date, pursuant to ARTICLE VI, of the list of Executory Contracts and Unexpired Leases to be rejected or otherwise; and (d) any dispute regarding whether a contract or lease is or was executory or expired;

4. ensure distributions to holders of Allowed Claims are accomplished pursuant to the provisions of the Plan and adjudicate any and all disputes arising from or relating to distributions under the Plan;

5. adjudicate, decide or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

6. enter and implement such orders as may be necessary or appropriate to execute, implement, enforce or consummate the terms, provisions and/or conditions of (a) contracts, instruments, releases, indentures, and other agreements or documents approved by Final Order in the Chapter 11 Cases and (b) the Plan or the Confirmation Order, including contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan;

7. resolve any disputes as to the administration of the Distribution Trust and the Claims Adjustment Escrow;

8. enforce any order for the sale of property pursuant to sections 363, 1123 or 1146(a) of the Bankruptcy Code;

9. grant any consensual request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code;

10. issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Entity with Consummation or enforcement of the Plan;

11. hear, determine, and resolve any cases, matters, controversies, suits, disputes or Causes of Action in connection with or in any way related to the Chapter 11 Cases, including: (a) with respect to the repayment or return of distributions and the recovery of additional amounts owed by the holder of a Claim for amounts not timely repaid pursuant to Section 7.4 hereof; (b) with respect to the releases, injunctions, and other provisions contained in ARTICLE IX, including entry of such orders as may be necessary or appropriate to implement such releases, injunctions, and other provisions; (c) that may arise in connection with the Consummation, interpretation, implementation, or enforcement of the Plan or the Confirmation Order, or any Entity’s obligations incurred in connection with the Plan or the Confirmation Order, including those arising under agreements, documents, or instruments executed in connection with the Plan; (d) related to section 1141 of the Bankruptcy Code; or (e) with respect to the Stock Purchase Agreement;

12. enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

13. consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;

14. hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

15. enter an order or Final Decree concluding or closing the Chapter 11 Cases;

16. enforce all orders previously entered by the Bankruptcy Court; and

17. hear any other matter not inconsistent with the Bankruptcy Code.

ARTICLE XIII

MISCELLANEOUS PROVISIONS

13.1	General Settlement of Claims

Unless otherwise set forth in the Plan, pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under the Plan, on the Effective Date, the provisions of the Plan constitute a good-faith compromise and settlement of all Claims and Interests.

13.2	Additional Documents

On or before the Effective Date, subject to the terms of the Support Agreement and the Plan Sponsorship Agreement, the Debtors may file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. The Debtors or the Reorganized Debtors, as applicable, and all holders of Claims and Interests receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

13.3	Payment of Statutory Fees

All fees payable pursuant to 28 U.S.C. § 1930(a) shall be paid by the Distribution Trustee from the Wind Down Costs Reserve for each quarter (including any fraction thereof) until the Chapter 11 Cases are converted, dismissed, or a Final Decree is issued, whichever occurs first.

13.4	Substantial Consummation

“Substantial Consummation of the Plan,” as defined in 11 U.S.C. § 1101(2), shall be deemed to occur on the Effective Date.

13.5	Restructuring Support Advisors Fees and Expenses

On the Effective Date, in full and complete settlement, release, and discharge of their Allowed Administrative Expense Claims pursuant to section 503(b) and 507(a)(2) of the Bankruptcy Code, the Debtors, the Reorganized Debtors, or the Distribution Trustee shall promptly indefeasibly pay in full in Cash (pursuant to section 1129(a)(4) of the Bankruptcy Code or otherwise) all reasonable and documented fees, out-of-pocket costs, expenses, disbursements and charges incurred by the Restructuring Support Advisors and the Second Lien Trustee (to the extent reimbursable under the Second Lien Indenture) in connection with the Chapter 11 Cases up to and including the Effective Date and any other Transaction Expenses that have not previously been paid (which fees and expenses shall, in accordance with the Support Agreement, be treated as Administrative Expense Claims under the Plan). All amounts distributed and paid to the Restructuring Support Advisors and the Second Lien Trustee shall not be subject to setoff, recoupment, reduction or allocation of any kind and shall not require the filing or approval of any retention applications or fee applications in the Chapter 11 Cases.

13.6	Reservation of Rights

The Plan shall have no force or effect unless the Bankruptcy Court enters the Confirmation Order. None of the filing of the Plan, any statement or provision contained in the Plan, or the taking of any action by any Debtor with respect to the Plan, the Disclosure Statement or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the holders of Claims or Interests prior to the Effective Date.

13.7	Elimination of Vacant Classes

Any Class of Claims that does not have a holder of an Allowed Claim or a Claim temporarily Allowed by the Bankruptcy Court as of the date of the Confirmation Hearing shall be deemed eliminated from the Plan for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

13.8 Successors and Assigns

The rights, benefits and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, affiliate, officer, director, agent, representative, attorney, beneficiaries, or guardian, if any, of each Entity.

13.9	Service of Documents

After the Effective Date, any pleading, notice, or other document required by the Plan to be served on or delivered to the Reorganized Debtors shall be served on:

Debtors and Reorganized Debtors:	Brookstone Holdings Corp.
One Innovation Way
Merrimack, NH 03054
Attention: James M. Speltz
Attention: Stephen A. Gould
Facsimile: (603) 577-8011

with a copy to:	K&L Gates LLP
State Street Financial Center
One Lincoln Street
Boston, Massachusetts 02111 Attention: Charles A. Dale III Attention: Mackenzie L. Shea Facsimile: (617) 261-3175

13.10	Term of lnjunctions or Stays

Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases (pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court) and existing on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

13.11	Entire Agreement

Except as otherwise indicated, the Plan supersedes all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

13.12	Plan Supplement Exhibits

All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan. After the exhibits and documents are filed, copies of such exhibits and documents shall be made available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from the Claims and Solicitation Agent’s website at www.kccllc.net/Brookstone or the Bankruptcy Court’s website at www.deb.uscourts.gov. Unless otherwise ordered by the Bankruptcy Court, to the extent any exhibit or document in the Plan Supplement is inconsistent with the terms of any part of the Plan that does not constitute the Plan Supplement, such part of the Plan that does not constitute the Plan Supplement shall control.

13.13	Non-Severability

If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is (a) valid and enforceable pursuant to its terms; (b) integral to the Plan and may not be deleted or modified without the Debtors’ consent; and (c) nonseverable and mutually dependent.

Dated: June 13, 2014

AS DEBTORS AND DEBTORS IN POSSESSION:

BROOKSTONE HOLDINGS CORP.

BROOKSTONE, INC.

BROOKSTONE COMPANY, INC.

BROOKSTONE RETAIL PUERTO RICO, INC.

BROOKSTONE INTERNATIONAL HOLDINGS, INC.

BROOKSTONE PURCHASING, INC.

BROOKSTONE STORES, INC.

GARDENERS EDEN, INC.

BROOKSTONE MILITARY SALES, INC.

BIG BLUE AUDIO LLC

BROOKSTONE HOLDINGS, INC.

BROOKSTONE PROPERTIES, INC.

By:	/s/ James M. Speltz
Name:	James M. Speltz, Authorized Officer of the Debtors